Exhibit 4

Stockholder Voting Agreement

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of November 7, 2007 by and between SSF III Gemini, LP (the “Stockholder”), a stockholder of Gramercy Capital Corp., a Maryland corporation (“Gramercy”), and American Financial Realty Trust, a Maryland real estate investment trust (“AFR”).

WHEREAS, as of the date hereof, the Stockholder owns of record and beneficially 3,809,524 shares of common stock, $0.001 par value, of Gramercy (such shares being referred to herein collectively as the “Shares” and, for the avoidance of doubt, all references herein to the Stockholder’s Shares shall include not only all the Shares stated above, but also all additional shares of common stock of AFR that are owned directly or indirectly by the Stockholder, subject in all cases to Transfers of such Shares that have been made to Permitted Transferees to the extent permitted by and in accordance with Section 2(a));

WHEREAS, concurrently with the execution of this Agreement, Gramercy, GKK Capital LP, a Delaware limited partnership (“Parent OP”), GKK Stars Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent OP (“Acquisition Sub”), GKK Stars Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Acquisition Sub (“Merger Sub”), GKK Stars Acquisition LP, a Delaware limited partnership (“Merger Sub OP” and, together with Parent, Parent OP, Acquisition Sub and Merger Sub, the “Purchaser Parties”), AFR, and First States Group, L.P., a Delaware limited partnership (the “Operating Partnership”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (in the form attached as Exhibit A hereto, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into AFR (the “Merger”) and Merger Sub OP with be merged with and into the Operating Partnership;

WHEREAS, this Agreement is a “Voting Agreement” referenced in the Merger Agreement; and

WHEREAS, as a condition to the willingness of AFR to enter into the Merger Agreement, AFR has required that the Stockholder enter into, and in order to induce AFR to enter into the Merger Agreement, the Stockholder is willing to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.           Voting of Shares.  Unless otherwise requested by AFR, the Stockholder covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, at the Parent Shareholders’ Meeting or any other meeting of the stockholders of Gramercy, however called, and in any action by written consent of the stockholders of Gramercy with respect to any of the following, the Stockholder will, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum and will at a meeting, if one is held or otherwise if consents are solicited, vote or consent to, or cause to be voted or consented to, all of the Shares in favor of the issuance of Gramercy common stock in the Mergers, and all actions and transactions contemplated by the Merger Agreement or in furtherance thereof, including, upon the request of AFR, any adjournment or postponement of the Parent Shareholders’ Meeting.  The Stockholder further agrees until the termination of this Agreement in accordance with its terms, not to commit or agree to take any action inconsistent with the foregoing prior to such termination.  For the avoidance of doubt, subject to Section 2 hereof, the Stockholder shall retain at all times the right to vote the Stockholder’s Shares in the Stockholder’s sole discretion and without any other limitations on those matters other than those set forth in this Section 1 that are at any time or from time to time presented for consideration to Gramercy’s stockholders generally.

 2.           Transfer of Shares.

(a)           The Stockholder covenants and agrees that, until the earlier of June 6, 2008 and termination of this Agreement in accordance with its terms, without the written consent of AFR, the Stockholder will not directly or indirectly (i) subject to Section 2(b), sell, assign, transfer (including by merger or by operation of law), encumber, grant a participation in, gift-over, assign or otherwise dispose of, whether by liquidation, dissolution, dividend, distribution or otherwise  (“Transfer”) any Shares or the Beneficial Ownership (as hereinafter defined) thereof, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or the Beneficial Ownership thereof or grant or agree to grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Shares or the Beneficial Ownership thereof, except, in each case under clause (i) and clause (iii), to a Permitted Transferee.  For purposes of this Agreement, “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (disregarding the reference to “within 60 days” in Rule 13d-3(d)(1)(i)).  As used herein, a “Permitted Transferee” shall mean a Person that before such action proposed under Section 2(a)(i) or Section 2(a)(iii) occurs, is (x) Gramercy, or (y) any Affiliate of the Stockholder who, upon such Transfer, becomes a party to this Agreement and agrees in writing, in form and substance to the reasonable satisfaction of AFR, to be bound as a Stockholder under this Agreement and has not violated this Agreement.  In connection with any Transfer of Shares to a Permitted Transferee, the transferring Stockholder may transfer its rights and obligations under this Agreement to the Permitted Transferee, but the transferring Stockholder shall remain liable for all breaches of such obligations whenever occurring.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall permit any Transfer of Shares, Beneficial Ownership, rights or obligations or any other action that would otherwise be permitted by this Section 2(a) if such Transfer or other action would create any material impediment or delay to the performance or consummation of the Merger Agreement or this Agreement, including, without limitation, triggering the applicability of any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation to the Merger Agreement, this Agreement or any of the transactions contemplated by the Merger Agreement or this Agreement.

(b)           Notwithstanding anything in this Agreement to the contrary, the Stockholder may enter into any contract, option, swap or other agreement or arrangement, grant a participation in, and pledge and encumber the Shares thereunder in connection with any bona fide lending, hedging or other financing or derivative transaction or arrangement (a “Permitted Transaction”); provided, that the Stockholder retains the right to vote or consent to, or cause to be voted or consented to, all Shares as provided in Section 1 during the term of such Permitted Transaction.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the Stockholder or any Permitted Transferee from pledging their direct or indirect interests in any Shares as security for a loan contracted by the Stockholder, such Permitted Transferee or any Affiliate thereof, or to prohibit any Pledgee thereof from exercising its rights under or in connection with such pledge.

3.            Reasonable Efforts to Cooperate.

(a)           The Stockholder will, upon receipt of reasonable advance notice by AFR, without further consideration, provide as promptly as reasonably practicable any customary information reasonably requested by AFR that is necessary for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement or the Merger Agreement (including filings with the SEC or any other Governmental Entity).

(b)           The Stockholder hereby consents to the publication and disclosure in the Proxy Statement, statements of beneficial ownership filed by Gramercy and its Affiliates (and any other documents or communications provided by AFR to any Governmental Entity or to security holders of AFR or Gramercy) of the Stockholder’s identity and Beneficial Ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under and relating to this Agreement; provided, however, that the Stockholder shall have the opportunity to review such disclosure prior to its publication in the Proxy Statement or such other document or communication, and no information relating to the Stockholder shall be published in the Proxy Statement, such other document or communication without the approval of the Stockholder (such approval not to be unreasonably withheld or delayed).

(c)           The Stockholder agrees, while this Agreement is in effect, to notify AFR promptly in writing of the number of additional Shares, any options to purchase Shares or other securities of Gramercy acquired by the Stockholder, if any, after the date hereof (and, for the avoidance of doubt, the Stockholder agrees that any such additional shares shall be, for all purposes of this Agreement, “Shares”).

(d)           While this Agreement is in effect, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary to carry out the intent and purposes of this Agreement.

4.            Representations and Warranties.

(a)           The Stockholder hereby represents and warrants to AFR as of the date hereof as follows:

(1)           Ownership of Shares.  The Stockholder (i) is the sole owner of record and has Beneficial Ownership of all of the Shares, free and clear of any and all liens, claims, security interests, options, rights or other encumbrances whatsoever on title or transfer (other than those imposed under the federal securities laws, this Agreement, the Stockholders Agreement, any Pledge or any Permitted Transaction), (ii) has sole voting power with respect to all of such Shares and has not entered into any voting agreement or voting trust with respect to any such Shares and has not granted a proxy, a consent or power of attorney with respect to such Shares and, so long as this Agreement is in effect, will not grant any such proxies, consents and powers of attorney with respect to such Shares that would violate this Agreement and (iii) does not own of record or beneficially, any shares of capital stock of Gramercy or right to acquire such shares other than the Shares.

(2)           Due Organization.  The Stockholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(3)           Power, Binding Agreement.  The Stockholder has the requisite power and authority to enter into and perform all of its obligations under this Agreement and no further proceedings or actions on the part of the Stockholder are necessary to authorize the execution, delivery or performance by the Stockholder of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

(4)           No Conflicts.  The execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby by the Stockholder will not, result in any breach or violation of, require any consent under, be in conflict with or constitute a default (whether with notice of lapse of time or both) under any mortgage, bond, indenture, agreement, instrument, obligation or Law to which the Stockholder is a party or by which the Stockholder or its Shares are bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not in any material respect impair, delay or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

(5)           Consents.  No consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the compliance by the Stockholder with the provisions of this Agreement, except for (i) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, and (ii) such other items and consents the failure of which to be obtained or made, individually or in the aggregate, would not in any material respect impair, delay or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

(b)           AFR hereby represents and warrants to the Stockholder that it does not, and will not during the term of this Agreement, Beneficially Own any shares of common stock of Gramercy.

5.           Termination.  This Agreement shall terminate upon the first to occur of (a) the Effective Time (as defined in the Merger Agreement), (b) such time as the Merger Agreement may be terminated and (c) the execution by Gramercy of any amendment, supplement, modification or written or other material waiver to the Merger Agreement that has not previously been approved in writing by the Stockholder .  Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

6.           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

7.           [RESERVED]

8.           Miscellaneous.

(a)           Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” of any person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” shall mean any municipal, local, state or federal government or governmental authority or by any United States or state court of competent jurisdiction.

“Laws” shall mean any order, writ, injunction, decree, statute, ordinance, requirement, rule or regulation applicable to the Stockholder or any of its subsidiaries or any of their respective properties or assets.

“Parent Shareholders’ Meeting” shall mean a meeting of holders of Gramercy common shares for the purpose of seeking the approval of the issuance of Gramercy common stock in connection with the Merger Agreement by the holders of a majority of votes entitled to be cast at a meeting of Gramercy’s stockholders duly called and held for such purpose.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Pledgee” shall mean any lender who has made a loan to the Stockholder or any Permitted Transferee or any Affiliate thereof and to whom either the Stockholder, any Permitted Transferee or Affiliate thereof has pledged their direct or indirect interests in any Common Stock as security for such loan.

“Proxy Statement” shall mean a joint proxy statement in definitive form relating to the meeting of AFR’s stockholders and the meeting of Gramercy’s stockholders, in each case, to be held in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of November 1, 2007, by and among Gramercy, the Stockholder and SL Green Operating Partnership, L.P.

(b)           Entire Agreement.  This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and is not intended to confer upon any Person, other than AFR and the Stockholder, any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto; provided, that AFR may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any such party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing and executed by AFR.

(c)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

(d)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF LAW OF ANY OTHER JURISDICTION.

(e)           Counterparts and Signature.  This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.  This Agreement may be executed and delivered by facsimile or other electronic or portable document format (pdf) transmission.

(f)           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(i)	if to the Stockholder:
SSF III Gemini, LP c/o Morgan Stanley Real Estate Special Situations Fund III, L.P. 1585 Broadway, 37th Floor New York, New York 10036 Attention: Hugh Macdonnell Facsimile: (212) 507-4561
with a copy not constituting notice to:
Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Steven G. Scheinfeld and John E. Sorkin Facsimile: (212) 859-4000

(ii)	if to AFR to:
American Financial Realty Trust 610 Old York Road Jenkintown, PA 19046 Attention: Edward J. Matey Jr., Facsimile: (215) 887-2585
with copies not constituting notice to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Craig M. Wasserman, Esq. Stephanie J. Seligman, Esq. Facsimile: (212) 403-2000
and
Morgan Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Attention: James W. McKenzie, Jr., Esq. Facsimile: (877) 432-9652

(g)           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment or delegation without such prior written consent shall be null and void, except that AFR may assign this Agreement to any direct or indirect wholly owned subsidiary of AFR without the consent of the Stockholder (provided that AFR shall remain liable for all of its obligations under this Agreement) and the Stockholder may assign this Agreement to the extent permitted by, and in accordance with, Section 2(a).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h)           Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i)           Submission to Jurisdiction.  Each of AFR and the Stockholder hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

(j)           Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

(k)           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(l)           No Ownership Interest.  Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in AFR any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any Shares.  All rights and ownership of and relating to, and pecuniary interest in, any Shares shall remain and belong to the Stockholder, and AFR shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Gramercy or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise expressly provided in this Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

AMERICAN FINANCIAL REALTY TRUST

By:	/s/ Glenn Blumenthal
Name:
Title:

SSF III GEMINI, LP, a Delaware limited partnership

By:	SSF III GEMINI GP, LLC, its General Partner

By:	/s/ Hugh MacDonnell
Name: Hugh MacDonnell
Title: Authorized Person

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GRAMERCY CAPITAL CORP.,

GKK CAPITAL LP,

GKK STARS ACQUISITION LLC,

GKK STARS ACQUISITION CORP.,

GKK STARS ACQUISITION LP,

AMERICAN FINANCIAL REALTY TRUST

AND

FIRST STATES GROUP, L.P.

Dated as of November 2, 2007

TABLE OF CONTENTS

Exhibit A – Terms of Additional Value Payment

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 2, 2007, is made by and among Gramercy Capital Corp., a Maryland corporation (“Parent”), GKK Capital LP, a Delaware limited partnership (“Parent OP”), GKK Stars Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent OP (“Acquisition Sub”), GKK Stars Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Acquisition Sub (“Merger Sub”), GKK Stars Acquisition LP, a Delaware limited partnership (“Merger Sub OP” and, together with Parent, Parent OP, Acquisition Sub and Merger Sub, the “Purchaser Parties”), American Financial Realty Trust, a Maryland real estate investment trust (the “Company”), and First States Group, L.P., a Delaware limited partnership (the “Operating Partnership”).

RECITALS

WHEREAS, the Company is a self-administered, self-managed Maryland real estate investment trust that holds interests in properties through the Operating Partnership and, through its wholly-owned subsidiary, First States Group, LLC (the “General Partner”), is the sole general partner of the Operating Partnership;

WHEREAS, the parties wish to effect a business combination through a merger of (a) Merger Sub with and into the Company (the “Merger”) and (b) Merger Sub OP with and into the Operating Partnership (the “Partnership Merger” and, together with the Merger, the “Mergers”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 8-501.1 of the Maryland REIT Law (the “MRL”), Section 3-114 of the Maryland General Corporations Law (the “MGCL”), and Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), as applicable;

WHEREAS, the Board of Trustees of the Company (the “Company Board”) (a) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein and (b) has recommended approval of the Merger by the Company’s stockholders;

WHEREAS, the General Partner, as the general partner of the Operating Partnership, has determined that this Agreement, the Partnership Merger, and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of the Operating Partnership and the holders of the OP Units;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) and Merger Sub, and Acquisition Sub, in its capacity as the general partner of Merger Sub OP, each have approved this Agreement, the Merger and the Partnership Merger, as applicable, and the other transactions contemplated by this Agreement and declared that the Merger or the Partnership Merger, as applicable, and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent, Merger Sub and Merger Sub OP and its limited partners, respectively, on the terms and subject to the conditions set forth herein and Acquisition Sub has recommended approval of the Partnership Merger by the Merger Sub OP’s limited partners;

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, the Company has required that certain stockholders of Parent enter into, and in order to induce the Company to enter into this Agreement, such shareholders have agreed to enter into, voting agreements providing, among other things, for the approval of the issuance of Parent Common Stock in the Mergers; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1.  The Mergers.

(a)  Subject to the terms and conditions of this Agreement, and in accordance with Section 8-501.1 of the MRL and Section 3-114 of the MGCL, at the Effective Time, Merger Sub and the Company shall consummate the Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and (ii) the Company shall be the surviving entity in the Merger (the “Surviving Company”) as a wholly-owned subsidiary of Acquisition Sub.  The Merger shall have the effects specified in Section 8-501.1(o) of the MRL, Section 3-114 of the MGCL and this Agreement.  Accordingly, from and after the Effective Time, the Surviving Company shall have all the properties, rights, privileges, purposes and powers and debts, duties and liabilities of the Company and Merger Sub.

(b)  Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of the DRULPA, at the Partnership Merger Effective Time, Merger Sub OP and  the Operating Partnership shall consummate the Partnership Merger, pursuant to which (i) Merger Sub OP shall be merged with and into the Operating Partnership and the separate existence of Merger Sub OP shall thereupon cease, and (ii) the Operating Partnership shall be the surviving entity in the Partnership Merger (the “Surviving Partnership”) as an indirect, wholly-owned subsidiary of Parent OP.  The Partnership Merger shall have the effects specified Section 17-211 of the DRULPA and this Agreement.  Accordingly, from and after the Partnership Merger Effective Time, the Surviving Partnership shall have all the properties, rights, privileges, purposes and powers and debts, duties and liabilities of the Operating Partnership and Merger Sub OP.

Section 1.2.  Effective Time.

(a)  At the Closing, Merger Sub and the Company shall duly execute and file articles of merger (the “Maryland Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the MRL and the MGCL and shall make all other filings or recordings required under the MRL or the MGCL to effect the Merger.  The Merger shall become effective at such time as the Maryland Articles of Merger have been accepted for record by the SDAT or such later time which the parties hereto shall have agreed upon and designated in the Maryland Articles of Merger in accordance with the MRL and the MGCL as the effective time of the Merger (the “Effective Time”).

(b)  At the Closing, Merger Sub OP and the Operating Partnership shall duly execute and file with the Secretary of State of Delaware (the “DSOS”) a certificate of merger (the “Delaware Merger Certificate”) in accordance with the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger.  The Partnership Merger shall become effective at such time as the Delaware Merger Certificate has been accepted for record by the DSOS or such later time which the parties hereto shall have agreed upon and designated in the Delaware Merger Certificate in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), it being understood that the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date prior to the Effective Time.

Section 1.3.  Closing.  The closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the fifth (5th) Business Day) after all of the conditions set forth in Article VII (other than conditions which by their terms are to be satisfied by action taken at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at 10:00 a.m., local time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or at such other time and place as agreed to by the parties hereto (the “Closing Date”).

Section 1.4.  Organizational Documents of the Surviving Company and the Surviving Partnership.  At the effective Time, the declaration of trust of the Surviving Corporation shall be amended and restated in the form agreed by the parties until thereafter amended as provided therein or by Law (the “Surviving Company Declaration of Trust”).  Such declaration of trust shall not be inconsistent with Section 6.6.  The bylaws of the Company, as amended (the “Bylaws”), as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by Law (the “Surviving Company Bylaws”).  The Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the “OP Partnership Agreement”), as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by Law.  Following the Partnership Merger Effective Time, the certificate of limited partnership of the Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership until further amended in accordance with the DRULPA.

Section 1.5.  Trustees and Officers of the Surviving Company.  The members of the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the trustees of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Declaration of Trust and the Surviving Company Bylaws.  The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Declaration of Trust and the Surviving Company Bylaws.

ARTICLE II
EFFECT OF THE MERGERS ON THE EQUITY SECURITIES
OF THE CONSTITUENT COMPANIES

Section 2.1.  Conversion of Securities.

(a)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of beneficial interests of the Company or any shares of common stock of Merger Sub:

(i)  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one common share of beneficial interest, par value $0.01 per share, of the Surviving Company.

(ii)  Each common share of beneficial interest, par value $0.001 per share, of the Company (collectively, the “Company Common Shares”) that is owned by the Company, by any wholly-owned Company Subsidiary or by Merger Sub shall, immediately prior to the Effective Time, automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(iii)  Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a(ii))) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive (A) a number of shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (together with any shares of Parent Common Stock required to be delivered pursuant to Section 2.1(b), the “Stock Consideration”), and (B) an amount in cash equal to $5.50, without interest plus an amount, if any, equal to the Additional Value Payment (together, with any cash required to be delivered pursuant to Section 2.1(b), the “Cash Consideration”). The Stock Consideration and the Cash Consideration deliverable to each holder of Company Common Stock is collectively referred to herein as the “Company Common Share Merger Consideration.”   For purposes of this Agreement, the Additional Value Payment means the quotient of (a) the aggregate amount payable to the Company’s stockholders in accordance with the terms of the attached Exhibit A and (b) the aggregate number of shares of Company Common Stock outstanding as of the Closing, but in any event shall not be less than zero or greater than $0.25 per share of Company Common Stock.

(b)  As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of the units of limited partnership interest in the Operating Partnership or Merger Sub OP:

(i)  The general partnership interest of the Operating Partnership shall remain outstanding and constitute the only outstanding general partnership interest in the Surviving Partnership.

(ii)  Each unit of limited partnership interest in the Operating Partnership (collectively, the “OP Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time (other than each OP Unit owned by the Company or any Company Subsidiary, which shall remain outstanding and unchanged as units of limited partnership interest in the Surviving Partnership) shall automatically be converted into the right to receive the applicable amount and type of Company Common Share Merger Consideration (the “Partnership Merger Consideration”) in respect of the number of Company Common Shares issuable upon redemption of each such OP Unit in accordance with the OP Agreement as if such OP Units were redeemed for an equal number of Company Common Shares immediately prior to the Partnership Merger Effective Time.

Section 2.2.  Exchange of Certificates.

(a)  Exchange Agent.  Prior to the Effective Time, Parent shall designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Exchange Agent”) and enter into an Exchange Agent agreement, in form and substance reasonably acceptable to the Company, with such Exchange Agent to act as agent for the payment or exchange in accordance with this Article II of the Company Common Share Merger Consideration, the Partnership Merger Consideration, any Other Payments, any amounts to be paid in cash pursuant to Section 2.5 hereof and any cash payable in lieu of fractional shares.  On or before the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the number of shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, (ii) any amounts or securities payable in respect of the Other Payments and (iii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(j)) or cash or other consideration payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 2.2(k) (clauses (i) through (iii) collectively referred to as the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely pay such amounts  and such cash in lieu of fractional shares, in accordance with this Agreement.  The Exchange Agent shall make payments of the Company Common Share Merger Consideration, the Partnership Merger Consideration, the Other Payments and any cash payable in lieu of fractional shares out of the Exchange Fund in accordance with this Agreement, the Maryland Articles of Merger and the Delaware Merger Certificate.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Parent.

(b)  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares.  From and after the Effective Time, the holders of Certificates representing ownership of the Company Common Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Company or the transfer agent for any reason shall be converted into the Company Common Share Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II, any Other Payments deliverable hereunder and any dividends or distributions in respect of Parent Common Stock.

(c)  Exchange Procedures.  Promptly after the Effective Time and, in any event, not later than the second Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding Company Common Shares whose shares were converted into the right to receive the Company Common Share Merger Consideration pursuant to Section 2.1, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor, any Other Payments deliverable hereunder and any dividends or distributions in respect of Parent Common Stock:  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Company Common Share Merger Consideration, the Other Payments, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.2(j) and any dividends or distributions in respect of Parent Common Stock in accordance with Section 2.2(k) to which the holder thereof is entitled.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent or the Surviving Company, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Agreement, (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3) equal to the Cash Consideration that such holder is entitled to receive pursuant to this Agreement plus any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock and any cash dividends or distributions in respect of Parent Common Stock, payable in respect of the Company Common Shares previously represented by such Certificate pursuant to the provisions of Section 2.2(c), Section 2.2(j) and Section 2.2(k) and (z) without duplication, any Other Payments, and the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed and accompanied by appropriate stock powers or otherwise be in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration, the Other Payments, any cash in lieu of fractional shares and any dividends or distributions in respect of Parent Common Stock, as contemplated by this Section 2.2.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(d)  Payment with respect to OP Units.

(i)  Promptly after the Effective Time and, in any event, not later than the second Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of OP Units registered on the transfer books of the Operating Partnership immediately prior to the Partnership Merger Effective Time (A) a letter of transmittal (a “Unitholder Letter of Transmittal”) which shall certify to Parent and to the Exchange Agent the number of OP Units held by such holder and shall be in such form and have such other provisions as the Surviving Company may reasonably specify and (B) instructions for use in effecting the delivery of the Unitholder Letter of Transmittal in order to receive the Partnership Merger Consideration together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 2.1(k) and fractional shares of Parent Common Stock pursuant to Section 2.1(j).

(ii)  Upon delivery of a Unitholder Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Company, the holder of the OP Units identified in such Unitholder Letter of Transmittal shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Agreement, (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3) equal to the amount of the Cash Consideration that such holder is entitled to receive pursuant to this Agreement plus any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.2(j) and Section 2.2(k) and (z) without duplication, any Other Payments.

(iii)  In the event of a transfer of ownership of OP Units which is not registered in the transfer records of the Operating Partnership, the Partnership Merger Consideration shall be paid to a transferee if (A) such transferee delivers a Unitholder Letter of Transmittal in accordance with Section 2.2(d)(i) and (B) such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person (as defined herein) other than the registered holder of the OP Unit or establish to the satisfaction of the Exchange Agent and the Surviving Partnership that such Tax has been paid or is not applicable.

(e)  No Further Ownership Rights In Company Common Shares; Share Transfers.

(i)  At the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Company Common Share Merger Consideration, the Other Payments, cash in lieu of fractional shares and any dividends or distributions in respect of Parent Common Stock provided under this Article II.  The Company Common Share Merger Consideration, the Other Payments, cash in lieu of fractional shares and any dividends or distributions in respect of Parent Common Stock paid upon the surrender for exchange of Certificates representing Company Common Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged theretofore represented by such Certificates.

(ii)  At the Partnership Merger Effective Time, holders of OP Units shall cease to be, and shall have no rights as, holders of units of limited partnership interest in the Operating Partnership other than the right to receive the Partnership Merger Consideration, the Other Payments, cash in lieu of fractional shares and any dividends or distributions in respect of Parent Common Stock provided under this Article II.  The Partnership Merger Consideration, cash in lieu of fractional shares and any dividends or distributions in respect of Parent Common Stock, as paid with respect to the OP Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such OP Units and, after the Partnership Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Partnership of the OP Units.

(f)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or the OP Units which were converted into the right to receive the Company Common Share Merger Consideration or Partnership Merger Consideration, as applicable, the Other Payments, any cash in lieu of any fractional shares and any dividends or distributions in respect of Parent Common Stock for six (6) months after the Effective Time shall be delivered to Parent upon demand and any holders of Company Common Shares or OP Units who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Company Common Share Merger Consideration or Partnership Merger Consideration, as applicable (subject to applicable abandoned property, escheat and other similar Law).

(g)  No Liability for Certain Funds.  None of the Purchaser Parties, the Surviving Company, the Surviving Partnership, the Company, the Operating Partnership  or the Exchange Agent, or any employee, officer, director, trustee, partner, agent or Affiliate thereof, shall be liable to any Person in respect of the Company Common Share Merger Consideration or Partnership Merger Consideration, as applicable, and the Other Payments from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(h)  Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available).  Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to Parent pursuant to Section 2.2(f) hereof.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration, the Partnership Merger Consideration, the Other Payments, any cash in lieu of fractional shares and any dividends or distributions in respect of Parent Common Stock, as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(i)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Company or the Exchange Agent, the posting by such Person of a bond in such amount as Parent, the Surviving Company or the Exchange Agent may reasonably direct, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Company Common Share Merger Consideration, the Other Payments, any cash in lieu of fractional shares and any dividends or distributions in respect of Parent Common Stock into which the Company Common Shares theretofore represented by such Certificate shall have been converted pursuant to this Agreement.

(j)  Fractional Shares.  Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or OP Units, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company and each former holder of OP Units who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent), without interest, determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (after taking into account all Company Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1.  “Parent Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the New York Stock Exchange Composite Transaction Reporting System during the ten consecutive trading days ending two days prior to the Effective Time.

(k)  Dividends and Distributions on Parent Common Stock.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or OP Unit until the surrender of such Certificate or OP Unit in accordance with this Article II.  Following surrender of any Certificate or OP Unit there shall be paid to the holder of such Certificate or OP Unit in addition to the other amounts payable hereunder (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(l)  Uncertificated Shares or Interests.  Appropriate adjustments shall be made to the procedures set forth in this Section 2.2 to permit the payment of the Company Common Share Merger Consideration, the Partnership Merger Consideration, the Other Payments and other amounts payable under this Section 2.2 in the case of any uncertificated Company Common Shares or OP Units as if such shares or units were represented by certificates.

Section 2.3.  Withholding Rights.  The Surviving Company, the Surviving Partnership, Parent or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Company Common Share Merger Consideration, the Partnership Merger Consideration and other amounts payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted or withheld by the Surviving Company, the Surviving Partnership, Parent or the Exchange Agent, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Any withholding Tax deducted and withheld pursuant to this Section 2.3 shall first reduce the Cash Consideration component of the Company Common Share Merger Consideration or the Partnership Merger Consideration otherwise payable to a holder of Company Common Shares or OP Units, as applicable (or any cash otherwise payable to any Person, in the case of amounts otherwise payable pursuant to this Agreement), and, to the extent the withholding Tax exceeds the aggregate Cash Consideration component of the Company Common Share Merger Consideration or the Partnership Merger Consideration, as applicable, otherwise payable to such holder (or cash otherwise payable to such Person), the excess of the withholding Tax over the aggregate Cash Consideration payable to such holder (or cash otherwise payable to such Person) shall be applied to reduce the Stock Consideration component of the Company Common Share Merger Consideration or the Partnership Merger Consideration, as applicable, otherwise payable to such holder based on the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the New York Stock Exchange Composite Transaction Reporting System during the ten consecutive trading days ending two days prior to the Effective Time.

Section 2.4.  Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

Section 2.5.  Company Share Options; Restricted Company Common Shares.

(a)  At least 30 days prior to the Effective Time, the Company shall permit the holders of the outstanding options to purchase Company Common Stock (collectively, the “Company Share Options”) granted under the Company’s equity compensation plans (collectively, the “Company Share Plans”), whether or not such options are then vested or exercisable, to exercise such options to the extent determined by the holders, subject to the occurrence of the Effective Time.  At the Effective Time, each Company Share Option, whether or not then vested or exercisable, shall be cancelled and of no further force and effect and converted into the right to receive promptly following the Effective Time, an amount, payable in the proportion of Parent Common Stock and cash contemplated by the Company Common Share Merger Consideration, equal to the product of (i) the number of Company Common Shares purchasable under such Company Share Option had such Company Share Option been fully vested immediately prior to the Effective Time and such holder exercised such Company Share Option in full immediately prior to the Effective Time and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Share Option, less any applicable withholding Tax (the “Option Consideration”).

(b)  Immediately prior to the Effective Time, each outstanding restricted Company Common Share (“Restricted Share”) shall vest, the restrictions thereon shall lapse, and each Restricted Share shall be converted into the right to receive the Company Common Share Merger Consideration as provided in Section 2.1(c).  All payments under this Section 2.5(b) shall be subject to any applicable withholding Tax.

(c)  Immediately prior to the Effective Time, each outstanding and unsettled unit representing a right to receive a Company Common Share or restricted Company Common Share granted under the Company Share Plans (the “Units”) shall vest (in the case of any such Units subject to performance goals, such Units shall vest at the level specified in the Company Share Plans and the applicable award agreements for a Change of Control (as defined therein)), the restrictions thereon shall lapse, and, each Unit shall cease to represent a right or award with respect to a Company Common Share, shall be cancelled and of no further force and effect and shall be converted into the right to receive the Company Common Share Merger Consideration per Unit as provided in Section 2.1(a). All payments under this Section 2.5(c) shall be subject to any applicable withholding Tax.

(d)  Prior to the Closing Date, the Company and each of its Subsidiaries shall take all actions necessary to facilitate the implementation of the provisions contained in this Section 2.5.  The Company covenants and agrees that it shall cause the Company Share Plans to terminate as of the Effective Time and (subject to compliance with Section 2.5) all awards issued under such Company Share Plans to be terminated and the provisions of any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of equity interests of the Company or any of its Subsidiaries to be of no further force and effect and to be deemed to be terminated as of the Effective Time and so that (subject to compliance with Section 2.5) no holder of Company Share Options, Restricted Shares or any participation in any Company Share Plan shall have any right thereunder to (i) acquire any securities of the Company, the Surviving Company or any Subsidiary thereof or (ii) receive any payment or benefit with respect to any award previously granted under the Company Share Plans except as provided in this Section 2.5.

(e)  On or before the Effective Time, Parent shall deliver to the Company or, if directed by the Company, the Exchange Agent an amount in cash and other securities sufficient to satisfy the obligations described in this Section 2.5.

Section 2.6.  Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company shall occur (other than as a result of a transaction permitted by Article V hereof) as a result of any reclassification, reorganization, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction, the Company Common Share Merger Consideration and the Partnership Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 2.6 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities or other consideration as a result of a reclassification, reorganization, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction, an appropriate and proportionate adjustment shall be made to the Stock Consideration component of the Company Common Share Merger Consideration and the Partnership Merger Consideration; provided that nothing in this Section 2.6 shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.  In the event that either the Company or Parent shall declare or pay any dividend or distribution (other than the regular quarterly cash dividends otherwise permitted hereunder and other than Other Payments) including for the purpose of maintaining its status as a REIT or of eliminating any U.S. federal income or excise Taxes otherwise payable, the Cash Consideration component of the Company Common Share Merger Consideration and the Partnership Merger Consideration shall be adjusted as described below.  In the event of such a dividend or distribution by the Company, the Cash Consideration component of the Company Common Share Merger Consideration per share and the Partnership Merger Consideration per OP Unit shall be reduced by the per share amount of such dividend or distribution.  In the event of such a dividend or distribution by Parent, the Cash Consideration component of the Company Common Share Merger Consideration per share and the Partnership Merger Consideration per OP Unit shall be increased by the product of the Exchange Ratio and the amount of such dividend or distribution.  For purposes of clarification, this adjustment shall apply to the special dividend referred to on Section 5.2 of the Parent Disclosure Schedule.

Section 2.7.  Tax Characterization.  The parties intend that, for U.S. federal and state income Tax purposes, the Merger shall be treated as a taxable purchase of the Company Common Shares by Parent OP, and the Partnership Merger shall be treated as a taxable purchase of interests in the Operating Partnership to the extent such interests are exchanged for the Partnership Merger Consideration, and as a recapitalization of any remaining interests in the Operating Partnership.

Section 2.8.  Direct Purchase of Assets.  Notwithstanding anything in this Agreement to the contrary, Parent may elect to purchase one or more of the Company Properties (the “Designated Properties”), immediately prior to, and conditioned upon, the Effective Time at a purchase price to be determined by Parent either (A) for Parent Common Stock (a “Stock Acquisition”) or (B) for cash pursuant to one or more separate agreements of sale of such Designated Properties that provide that Parent has the right to execute and assign to an exchange facilitator, qualified intermediary, exchange accommodation titleholder or similar entity its interest therein to facilitate a like-kind exchange of the Designated Properties in a transaction or transactions which are intended to qualify for treatment by Parent as a tax-deferred like-kind exchange pursuant to the provisions of Section 1031 of the Code (a “1031 Exchange”); provided, however, that (i) the aggregate of the cash purchase price for the Designated Properties pursuant to this Section 2.8 and the cash proceeds from the sale of the Deeded Properties (defined below) pursuant to Section 2.9 shall not exceed the aggregate Cash Consideration component of the Company Common Share Merger Consideration and the Partnership Merger Consideration, and (ii) the aggregate of the purchase price for the Designated Properties paid in Parent Common Stock pursuant to this Section 2.8 shall not exceed the aggregate Stock Consideration component of the Company Common Share Merger Consideration and the Partnership Merger Consideration.  If Parent elects to acquire one or more Designated Properties prior to the Effective Time, the Company and the applicable Company Subsidiary shall reasonably cooperate in effectuating the Stock Acquisition or 1031 Exchange of the Designated Properties and in implementing any such assignment and/or execution of any documentation, and the Company or the applicable Company Subsidiary shall sell the Designated Properties directly to Parent (or its assignees) immediately prior to, and conditioned upon, the Effective Time; provided, however, that the Company’s and the applicable Company Subsidiary’s obligation to take any actions required by this Section 2.8 shall be subject to the condition that all conditions to the Closing have been satisfied or waived (other than those conditions which may only be satisfied or waived at the Effective Time, but subject to the satisfaction or waiver of such conditions) and Parent irrevocably commits in writing to consummate the Closing on the date such actions are required; provided, further, that in no event shall the Company or any Company Subsidiary be obligated to take any action pursuant to this Section 2.8 in violation of Law, that would be reasonably expected to result in any entity failing to be Solvent or that would cause a breach of any indenture, organizational document or other contract or agreement, or that could reasonably be expected to cause the Company to fail to qualify as a REIT; provided, further, that Parent may not take or direct the Company to take any such action if such purchase of any Company Property would reasonably be expected to result in adverse tax consequences to the holders of Company Common Shares or OP Units.  Parent shall notify the Company of any such transfer and identify the related Designated Properties and transferee no later than five Business Days prior to the Effective Time.  Subject to the foregoing requirements, any cash or Parent Common Stock received in connection with the sale of the Designated Properties shall be distributed by the Operating Partnership to its partners and the Company to its stockholders immediately prior to, and conditioned upon, the Effective Time.  If any Designated Properties are acquired by Parent (or its assignees) for cash, on the one hand, or for Parent Common Stock, on the other hand, then the Cash Consideration component of the Company Common Share Merger Consideration and the Partnership Merger Consideration or the Stock Consideration component of the Company Common Share Merger Consideration and the Partnership Merger Consideration, as applicable, will be reduced ratably by the aggregate amount distributed by the Operating Partnership to its partners and by the Company to its stockholders in respect of such Designated Properties.  Parent will prepare at its expense all documents and other instruments referred to in this Section 2.8, and Parent will pay all transfer Taxes, recording fees and other costs in connection with any transfer of Designated Properties.  Parent agrees to indemnify and hold harmless the Company and the Company Subsidiaries and their respective directors, officers, partners, members, employees, agents and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties and Taxes arising or resulting from, or suffered or incurred by any of them, in connection with any actions taken in connection with this Section 2.8 (which indemnification shall survive the Closing).  The Company shall be entitled to enforce the provisions of the foregoing sentence on behalf of each Person referred to therein that is not a party to this Agreement.  Notwithstanding anything herein to the contrary, there shall be no reduction in the Company Common Share Merger Consideration, the Partnership Merger Consideration, or in the amounts to be paid to holders of any Company Share Option, Restricted Share or Unit by virtue of this Section 2.8, except to the extent such holder actually receives a distribution pursuant to this Section 2.8.  The right of Parent to utilize shares of Parent Common Stock pursuant to this Section 2.8 shall be subject to the ability of Parent to register such shares on the Form S-4.

Section 2.9.  Transfer of Company Properties.  Notwithstanding anything in this Agreement to the contrary, the Company shall, or shall cause the applicable Company Subsidiary to, transfer (each a “Transfer”), immediately prior to, and conditioned upon, the Effective Time, by deed or by transfer of ownership interests in an entity that directly or indirectly owns one or more of the Company Properties (the “Deeded Properties”), one or more of the Company Properties, as directed by Parent; provided, however, that the Company’s and the applicable Company Subsidiary’s obligation to take any actions required by this Section 2.9 shall be subject to the condition that all conditions to the Closing have been satisfied or waived (other than those conditions which may only be satisfied or waived at the Effective Time, but subject to the satisfaction or waiver of such conditions) and Parent irrevocably commits in writing to consummate the Closing on the date such actions are required; provided, further, that in no event shall the Company or any Company Subsidiary be obligated to take any action pursuant to this Section 2.9 in violation of Law, that would be reasonably expected to result in any entity failing to be Solvent, that would cause a breach of any indenture, other organizational document or other contract or agreement, or that could reasonably be expected to cause the Company to fail to qualify as a REIT; provided, further, that Parent may not take or direct the Company to take any such action if such Transfer of any Deeded Property would reasonably be expected to result in adverse tax consequences to the holders of Company Common Shares or OP Units.  Parent shall notify the Company of any such transfer and identify the related Deeded Property and transferee no later than five Business Days prior to the Effective Time.  Parent may direct the transferee of such Deeded Property to deliver a portion of the Cash Consideration; provided, however, that Parent shall be liable for any failure of the transferee to deliver such Cash Consideration.  Subject to the foregoing, requirements, any cash proceeds received in connection with the sale of the Deeded Properties shall be distributed by the Operating Partnership to its partners and the Company to its stockholders immediately prior to, and conditioned upon, the Effective Time.  If any Deeded Properties are purchased for cash, the aggregate of the cash proceeds from the sale of the Deeded Properties pursuant to this Section 2.9 and the cash purchase price for the Designated Properties pursuant to Section 2.8 shall not exceed the aggregate Cash Consideration component of the Company Common Share Merger Consideration and the Partnership Merger Consideration, and the Cash Consideration component of the Company Common Share Merger Consideration and the Partnership Merger Consideration will be reduced ratably by the aggregate amount distributed by the Operating Partnership to its partners and by the Company to its stockholders in respect of such Designated Properties.  Any transfer Taxes, recording fees and other costs incurred by the Company or the relevant Company Subsidiary in connection with such transfer of a Deeded Property shall be the responsibility of Parent.  Parent agrees to indemnify and hold harmless the Company and the Company Subsidiaries and their respective directors, officers, partners, members, employees, agents and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties and Taxes arising or resulting from, or suffered or incurred by any of them, in connection with any actions taken in connection with this Section 2.9 (which indemnification shall survive the Closing).  The Company shall be entitled to enforce the provisions of the foregoing sentence on behalf of each Person referred to therein that is not a party to this Agreement.  Notwithstanding anything herein to the contrary, there shall be no reduction in the Company Common Share Merger Consideration, the Partnership Merger Consideration, or in the amounts to be paid to holders of any Company Share Option, Restricted Share or Unit by virtue of this Section 2.9, except to the extent such holder actually receives a distribution pursuant to this Section 2.9.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND THE OPERATING PARTNERSHIP

Except (i) as set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2006 (except for the forward looking statements contained in the Management Discussion and Analysis, the forward-looking statements contained in the forward-looking statement disclaimer and the risk factors thereof), (ii) as expressly and specifically disclosed in any Company SEC Reports filed or furnished since the date of filing of such Form 10-K and prior to the date hereof (except, in each case, for the forward-looking statements contained in the forward-looking statement disclaimer therein and the risk factors thereof, as applicable) (items (i) and (ii) collectively being referred to herein as the “Covered Company SEC Disclosure”) or (iii) as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Purchaser Parties (the “Company Disclosure Schedule”), which schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is readily apparent on the face of such disclosure), the Company and the Operating Partnership hereby represent and warrant to the Purchaser Parties as follows:

Section 3.1.  Existence; Good Standing; Authority.

(a)  The Company is a REIT duly organized, validly existing and in good standing under the laws of the State of Maryland.  The Company (i) is duly qualified or licensed to do business and is in good standing under the laws of any other jurisdiction in which the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary (each such jurisdiction being listed in Section 3.1(a) of the Company Disclosure Schedule) except where the failure to be so qualified or licensed, or to have such power and authority would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, and (ii) has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business in all material respects as it is now being conducted.

(b)  Each of the Company Subsidiaries is listed in Section 3.1(b) of the Company Disclosure Schedule, and each such entity (including the Operating Partnership) is a (i) corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals or licenses to own, operate, lease and encumber its properties and carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the transaction of its business makes such qualification or licensing necessary, except in the case of (i) (other than with respect to the Operating Partnership), (ii) or (iii), where failure in such regard would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.  Section 3.1(b) of the Company Disclosure Schedule sets forth for each Company Subsidiary listed thereon the name of each Company Subsidiary and, with respect to each Company Subsidiary, the jurisdiction in which it is incorporated or organized, and the Company’s ownership equity interest in each Company Subsidiary.

(c)  The Company has previously provided or made available to the Purchaser Parties true, correct and complete copies of the Amended and Restated Declaration of Trust of the Company, as amended (the “Declaration of Trust”), the Bylaws, and the OP Partnership Agreement, in each case as in effect on the date of this Agreement.

(d)  Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the minute books of the Company for the last three years and each of the Company Subsidiaries for which minute books are maintained for the last three years have been made available to the Purchaser Parties.

Section 3.2.  Authorization, Takeover Laws, Validity and Effect of Agreements.

(a)  The Company and the Operating Partnership have all requisite organizational power and authority to execute and deliver this Agreement, consummate the transactions contemplated hereby and perform its obligations hereunder.  Subject only to the Company Shareholder Approval and the approval by the holders of no less than 66.67% of the OP Units, other than the OP Units held by the Company or any Company Subsidiary (the “Required Limited Partners Approval”), the execution and delivery by the Company and the Operating Partnership of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on behalf of the Company and the Operating Partnership.  The Company Board at a duly held meeting has, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and approved and declared advisable the consummation of the Merger, the Partnership Merger and the other transactions contemplated hereby and has directed that the Merger be submitted for consideration at the Company Shareholders’ Meeting and resolved to recommend that the stockholders of the Company vote in favor of the approval of the Merger and the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Proxy Statement, subject to Section 6.5.  The Company Board has taken all action necessary to ensure that the transactions contemplated by this Agreement will not result in any violation of the Company Common Shares ownership limitations set forth in the Company’s Declaration of Trust.  No other proceedings on the part of the Company or the Operating Partnership are necessary to authorize this Agreement or to consummate the Mergers or any other transactions contemplated hereby.  This Agreement, assuming the due authorization, execution and delivery hereof by each of the Purchaser Parties, constitutes a valid and legally binding obligation of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with its terms.

(b)  In connection with the foregoing, the Company and the Operating Partnership have taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute or any “rights plan” or “excess share” provisions inapplicable to the Purchaser Parties, this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 3.3.  Capitalization.

(a)  The authorized beneficial interests of the Company consist of 500,000,000 Company Common Shares and 100,000,000 preferred shares of beneficial interest, par value $0.001 per share (“Company Preferred Shares”).  As of November 1, 2007, (i) 128,514,040 shares of Company Common Shares were issued and outstanding, including 1,437,586 unvested restricted shares (“Company Restricted Shares”), (ii) no shares of Company Preferred Shares were issued and outstanding, (iii) 11,375,000 Company Common Shares have been authorized and reserved for issuance pursuant to the Company Share Plans, which are listed in Section 3.13(a) of the Company Disclosure Schedule, subject to adjustment on the terms set forth in the Company Share Plans, (iv) 1,651,999 Company Share Options were outstanding, (v) 1,823,928 Company Common Shares were reserved for issuance in connection with the exchange the OP Units pursuant to the  OP Partnership Agreement, (vi) 25,224,215 Company Common Shares were reserved for issuance in connection with the conversion of the Company’s 4.375% Convertible Senior Notes due 2024 with an aggregate principal amount of $450,000,000 (the “Convertible Bonds”) and (vii) 500,000 Company Common Shares were reserved for issuance pursuant to warrants (the “Warrants”) issued to Sandler O’Neil Mortgage Finance L.P.  As of the date of this Agreement, the Company had no shares of Company Common Shares reserved for issuance other than as described above.  Since November 1, 2007, except as permitted by Section 5.1, (A) the Company has not issued any shares, except upon exercise of or lapse of restrictions under awards granted under the Company Share Plans or upon the exchange of OP Units, exercise of the Warrants or conversion of the Convertible Bonds and (B) the Company has not granted any awards under the Company Share Plans.  Except as set forth above and except as permitted by Section 5.1, (A) no shares of stock or other voting securities of the Company are outstanding and (B) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights are outstanding.  All issued and outstanding shares of beneficial interest of the Company are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid, nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(b)  As of November 1, 2007, 130,337,968 OP Units were issued and outstanding.  The General Partner is the sole general partner of the Operating Partnership.  As of November 1, 2007, the General Partner owned 642,570 OP Units.  As of November 1, 2007, the limited partners of the Operating Partnership (not including the OP Units held by the General Partner or the Company) owned 1,823,928 OP Units in the Operating Partnership.  Section 3.3(b) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of the holders of all OP Units and the exact number and type (e.g., general, limited, etc.) of OP Units held.  Except as set forth in Section 3.3(b) of the Company Disclosure Schedule and except as permitted by Section 5.1, there are no existing options, warrants, calls, subscriptions, convertible securities, preemptive rights or other rights, agreements or commitments which obligate the Operating Partnership to issue, transfer or sell any partnership interests of the Operating Partnership.  Except as set forth in Section 3.3(b) of the Company Disclosure Schedule and except as permitted by Section 5.1, the Operating Partnership had no OP Units reserved for issuance.  Except as set forth in Section 3.3(b) of the Company Disclosure Schedule and other than in accordance with the terms of the OP Partnership Agreement, there are no outstanding contractual obligations of the Operating Partnership to repurchase, redeem or otherwise acquire any OP Units.  Since November 1, 2007, except as permitted by Section 5.1, the Operating Partnership has not issued any OP Units.  All issued and outstanding OP Units are, and all OP Units reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid, nonassessable and are not subject to, or issued in violation of, any preemptive rights, purchase options, call options, rights of first refusal, subscriptions or any other similar rights and any capital contribution required to be made by the holders thereof have been made.

(c)  Other than the Convertible Bonds, the Company has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter (whether together with such stockholders or as a separate class).  Except for the Company Share Options (all of which have been issued under the Company Share Plans), the Warrants and the OP Units, as of the date hereof, there are no existing options, warrants, calls, subscription rights, preemptive rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of beneficial interest (or similar ownership interest) of the Company or any Company Subsidiary or any investment which is convertible into or exercisable or exchangeable for any such shares or similar ownership interest.  Section 3.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof of the Company Share Options, including the name of the Person to whom such Company Share Options have been granted, the number of shares subject to each Company Share Option, the per share exercise price for each Company Share Option, whether the Company Share Option is qualified and the vesting schedule for each Company Share Option.

(d)  Section 3.3(d) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof, of the unvested restricted share awards and performance share awards granted under the Company Share Plans and performance share awards as of the date of this Agreement, including the name of the Person to whom such Company Restricted Shares and performance share awards have been granted for each such award.  Except as set forth in Section 3.3(d) of the Company Disclosure Schedule and except as permitted by Section 5.1, neither the Company nor any Company Subsidiary has issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards, “phantom” shares, or any other equity based award (other than Company Share Options, the Warrants and restricted Company Common Shares).

(e)  Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, all dividends and distributions on securities of the Company or any of the Company Subsidiaries that have been declared or authorized prior to the date of this Agreement have been paid in full.

(f)  Except as set forth in Section 3.3(f) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of beneficial interest, partnership interests or any other securities of the Company or any Company Subsidiary or relating to the sale or transfer of any such shares, partnership interests or other securities.

(g)  Except as set forth in Section 3.3(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act or to file a registration statement under the Securities Act in respect of any securities of the Company or any Company Subsidiary.

(h)  Except as set forth in Section 3.3(h) of the Company Disclosure Schedule, there are no Company Subsidiaries in which any officer or trustee of the Company or any officer or director of any Company Subsidiary owns any capital stock or other securities.

Section 3.4.  Subsidiaries.  All issued and outstanding shares or other equity interests of each Company Subsidiary (other than the Operating Partnership and any other Company Subsidiary that is a partnership) are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule and except for the OP Units identified in Section 3.3(b) of the Company Disclosure Schedule as being owned by a holder other than the Company or the General Partner, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company, free and clear of all Liens, pledges, security interests, claims, call rights, options, rights of first refusal, rights of first offer, preemptive rights, purchase options, subscriptions, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges or other encumbrances, other than restrictions and encumbrances imposed under the Securities Act or other applicable law.

Section 3.5.  Other Interests.  Except for the interests in those Company Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Schedule, and except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

Section 3.6.  Consents and Approvals; No Violations.  Except as set forth in Section 3.6 of the Company Disclosure Schedule, subject to receipt of the Company Shareholder Approval, Parent Shareholder Approval and the Required Limited Partners Approval and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act or state securities laws, (b) the filing with the SEC of a joint proxy statement in definitive form relating to the meeting of the Company’s stockholders and the meeting of Parent’s stockholders, in each case, to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a joint prospectus, and declaration of effectiveness of the Form S-4, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, (c) for (A) the acceptance for record by the SDAT of the Maryland Articles of Merger and (B) the filing of the Delaware Merger Certificate with the DSOS, (d) compliance with the NYSE rules and regulations and (e) such filings as may be required in connection with any transfer Taxes, none of the execution, delivery or performance of this Agreement by the Company and the Operating Partnership, the consummation by the Company and the Operating Partnership of the Mergers or compliance by the Company and the Operating Partnership with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) require any filing by the Company or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any municipal, local, state or federal government or governmental authority or by any United States or state court of competent jurisdiction (each, a “Governmental Entity”), (iii) require any consent or notice under, result in a violation or breach by the Company or any Company Subsidiary of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, termination, amendment, cancellation, recapture or acceleration) under, result in the triggering of any payment, or result in the creation of any Lien or other encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to, any of the terms, conditions or provisions of any Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or any change in the rights or obligations of any party under any Material Contract or (iv) violate any order, writ, injunction, decree, statute, ordinance, requirement, rule or regulation applicable to the Company or any Company Subsidiary or any of its respective properties or assets (collectively, “Laws”), excluding from the foregoing clauses (i) (other than in the case of the Company), (ii), (iii) and (iv) any of the foregoing which, would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect and any of the foregoing arising in connection with the Financing or arising as a result of any circumstances or requirements applicable to Parent or any of its Affiliates.

Section 3.7.  SEC Reports.

(a)  The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since January 1, 2004 (collectively, the “Company SEC Reports”), all of which, at the time of filing thereof (except as and to the extent such Company SEC Report has been modified or superseded in any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement) complied in all material respects with all applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations promulgated thereunder (the “Securities Laws”) applicable to such Company SEC Reports.  As of their respective dates (except as and to the extent modified or superseded in any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, in the case of Company SEC Reports filed prior to the date hereof, or prior to the Effective Time, in the case of subsequently-filed Company SEC Reports), none of the Company SEC Reports at the time of filing contained, nor will any report, schedule, form, statement or other document filed by the Company after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports complied, or will comply if filed after the date hereof, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, or will be if filed after the date hereof, prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC and subject to normal year end audit adjustments which would not be material in amount or effect) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present if filed after the date hereof, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the assets, liabilities and the consolidated financial position of the Company and the Company Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations, stockholders’ equity and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, which are subject to normal, recurring adjustments, none of which are material).  As of the date hereof, no Company Subsidiary (including the Operating Partnership) is subject to the periodic reporting requirements of the Exchange Act.

(b)  There are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute or determined other than (i) liabilities disclosed in or reserved against or provided for on the face of the audited balance sheet (or disclosed in the notes thereto) in the most recent consolidated financial statements of the Company included in the Company SEC Reports filed prior to the date hereof (the “Balance Sheet”), (ii) liabilities incurred on behalf of the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement and (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c)  The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the management of the Company, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud whether or not material, that involves management or other employees who have a significant role in the Company’s or any of the Company’s Subsidiaries’ internal controls over financial reporting.

(d)  The Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.  To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX when next due.

Section 3.8.  Litigation and Regulatory Matters; Compliance with Laws.

(a)  There is no litigation, suit, arbitration, claim, investigation, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Company Material Adverse Effect, nor is there any such litigation, suit, arbitration, claim, investigation, action or proceeding pending against the Company or any Company Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Mergers that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Company Material Adverse Effect.

(b)  Neither the Company nor any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority that prohibits or would reasonably be expected to prohibit the consummation of the Mergers.

(c)  Since January 1, 2004, each of the Company and the Company Subsidiaries has been operated at all times in compliance with all Laws applicable to the Company or any of the Company Subsidiaries or by which any property, business or asset of the Company or any of the Company Subsidiaries is bound or affected, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has received written notification of violation of,  and neither the Company nor any Company Subsidiary has knowledge of any claim alleging the violation of, any applicable Law of any Governmental Entity, except for violations and notices that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9.  Absence of Certain Changes.  Since the date of the Balance Sheet, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, except as permitted under Section 5.1, and during such period there has not been:

(a)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to equity securities of the Company or any Company Subsidiary (other than the declaration and payment of regular quarterly dividends on the Company Common Shares and corresponding distributions to the limited partners of the Operating Partnership);

(b)  any amendment of any term of any outstanding equity security of the Company or any Company Subsidiary or any amendment of any organizational document of the Company or any Company Subsidiary;

(c)  any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding equity securities of, or other ownership interests in, the Company or any Company Subsidiary;

(d)  any change in the Company’s financial accounting practices or methods other than changes after the date of this Agreement expressly permitted by Section 5.1;

(e)  any split, combination or reclassification of any of the Company’s shares of beneficial interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interests or any issuance of an ownership interest in, any Company Subsidiary;

(f)  any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any Indebtedness other than incurrences, assumptions or guarantees that would be permitted if incurred subsequent to the date of this Agreement in accordance with Section 5.1(e);

(g)  any authorization of, or commitment or agreement to take any of, the foregoing actions.

Since the date of the Balance Sheet, there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10.  Taxes.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)  Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to extensions) and all such Tax Returns were, at the time filed, true, correct and complete and (ii) has paid (or had paid on their behalf) all Taxes that are required to be paid by it (whether or not shown on a Tax Return) or that it is required to withhold from amounts owing to any employee, creditor or third party, in each case, other than with respect to matters contested in good faith or adequately reserved against or provided for (in accordance with GAAP) in the Company’s financial statements.

(b)  Neither the Company nor any of the Company Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of Taxes that remains in effect.

(c)  The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 2002 through December 31, 2006 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since January 1, 2007 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that includes the Merger (and if the Merger is not consummated prior to January 1, 2008, for the taxable year that will end on December 31, 2007).  No claim has been asserted by a Tax authority that the Company is not, or has not been, taxable as a REIT, which claim is pending or has been threatened in writing.

(d)  Neither the Company nor any Company Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.  Neither the Company nor any Subsidiary holds any asset the disposition of which would be subject to the “built-in gains” rules similar to those set forth in Section 1374 of the Code.  The Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code, including Tax imposed with respect to redetermined rents, redetermined deductions and excess interest under Section 857(b) of the Code.

(e)  Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS.

(f)  Each Company Subsidiary that is a partnership, joint venture or limited liability company has since the date it became a Subsidiary been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.  Each Company Subsidiary that is a corporation qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code.

(g)  As of the date hereof, there are no audits, examination or other proceedings relating to any Taxes of the Company or any Company Subsidiary pending, or, to the knowledge of the Company, threatened in writing and all deficiencies asserted or assessments made with respect to the Company or any Company Subsidiary as a result of any examination by the IRS or any taxing authority have been paid in full.

(h)  To the knowledge of the Company, neither the Company nor any Company Subsidiary has received a written claim by any taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file income Tax Returns that it is or may be subject to income taxation by that jurisdiction.

(i)  Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing or allocation agreement other than any agreement solely between the Company and any Company Subsidiary, or (ii) any Tax Protection Agreement.

(j)  Neither the Company nor any Company Subsidiary has any liability for the Taxes of another Person other than the Company and the Company Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (ii) as a transferee or successor.

(k)  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary.

(l)  Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(m)  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for the Tax treatment set forth in Section 355 of the Code in the two years prior to the date of this Agreement.

For purposes of this Section 3.10, “Tax Protection Agreement” shall mean any agreement to which the Company or any Company Subsidiary is a party and pursuant to which:  (a) any liability to holders of OP Units may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of OP Units, the Company or any of the Company Subsidiaries has agreed to (i) maintain a minimum level of debt or continue a particular debt, or (ii) retain or not dispose of assets for a period of time that has not since expired; or (c) limited partners of the Operating Partnership have guaranteed or otherwise assumed debt of the Operating Partnership.

Section 3.11.  Properties.

(a)  The Company or one of the Company Subsidiaries owns fee simple title to each of the real properties identified in Section 3.11(a) of the Company Disclosure Schedule (individually a “Company Property” and collectively the “Company Properties”), which are all of the real estate properties owned by them or in which any of them own a direct or indirect equity interest.

(b)  Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased (including ground leased) or subleased by the Company or any Company Subsidiary as tenant (collectively, the “Leased Properties”), and the address of the premises leased thereunder.  Complete and correct copies of all leases and other agreements pursuant to which each Leased Property is demised to the Company or any Company Subsidiary, including all amendments or modifications thereof and all side letters or other instruments materially affecting the obligations of any party thereunder (collectively the “Leases”), have been made available to the Purchaser Parties to the extent that such leases and other agreements are in the Company's possession or control, except for omissions that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.  As used in this Agreement, the phrase “made available to the Purchaser Parties” with respect to documents relating to the Company means documents that are either (i) posted on the Company’s due diligence data site for this transaction as of the date prior to the date hereof, or (ii) made available for review at the Company’s offices as of the date prior to the date hereof.  Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessee thereunder, and, to the Company’s knowledge, against the lessor and/or the other parties thereto, except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries, nor to the Company’s knowledge, any lessor, is in monetary default or other material default under any Lease (beyond any applicable notice and cure period), except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)  The Company has made available to the Purchaser Parties (i) all policies of title insurance obtained by the Company or the applicable Company Subsidiary insuring title to any of the Company Properties, to the extent that such title insurance policies are in the possession or control of the Company or a Company Subsidiary, and (ii) all existing surveys of the Company Properties in the Company’s or the applicable Company Subsidiaries’ possession or control.  Except as listed in Schedule 3.11(c) to the Company Disclosure Schedule, such title policies for the Company Properties do not contain exceptions or encumbrances and such surveys do not reveal encroachments or other defects other than (A) Permitted Liens, and (B) such other exceptions, encumbrances, title defects and other title matters which would, individually or in the aggregate, not be reasonably likely to have a Company Material Adverse Effect.  To the knowledge of the Company, no material claim has been made against any of such title policies and each such title policy is in full force and effect as of the date hereof and will be in effect as of the Closing Date.  As used herein, the term “Permitted Liens” means (i) Liens for Taxes not yet due or delinquent, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or the Company Subsidiaries, (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction or otherwise are typical for the applicable property type and locality, (v) any title exception or other Lien disclosed in any title insurance policy or legible survey for the Company Properties made available to the Purchaser Parties, (vi) Liens and obligations arising under or in connection with the Material Contracts, (vii) any Lien securing mortgage debt disclosed in the Company Disclosure Schedule, (viii) rights of tenants in possession, or under any Company Leases, (ix) Liens being contested in good faith in the ordinary course of business, and (x) any other Lien that does not materially interfere with the current use of the applicable property or materially adversely affect the value of such property.

(d)  Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity that any of the Company Properties are in violation of any existing Laws, rules, regulations, ordinances or orders of applicable federal, state, city or other governmental authorities in effect as of the date hereof, which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(e)  Neither the Company nor any Company Subsidiary has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened in writing with respect to any of the Company Properties which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(f)  To the Company’s knowledge, with respect to those Company Properties or Leased Properties used and occupied by tenants for the purpose of conducting retail banking operations, (i) such tenants are conducting normal retail banking operations at such Company Properties, and (ii) neither the Company nor any Company Subsidiary has received written notice that any such tenant has notified any applicable Governmental Entity of such tenant’s intention to cease retail banking operations at any Company Property or Leased Property occupied by such tenant, except (in the case of each of the preceding clauses (i) and (ii)) as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

(g)  Section 3.11(g) of the Company Disclosure Schedule lists as of the date hereof each “ground lease” under which the Company or any Company Subsidiary is party, as lessor.  Each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, and, to the Company’s knowledge, against the other parties thereto, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, on the one hand, nor, to the Company’s knowledge, any other party, on the other hand, is in monetary default or material non-monetary default under any such ground lease or in default which is reasonably likely to result in a termination of such ground lease (beyond any applicable notice and cure period).  No purchase option has been exercised under any of such ground leases, except purchase options whose exercise has been evidenced by a written document as described in Section 3.11(h) of the Company Disclosure Schedule.  The Company has made available to the Purchaser Parties a true, correct and complete copy of each such ground lease and all amendments thereto.

(h)  Neither the Company nor any Company Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company or any wholly-owned Company Subsidiaries, except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, copies of which have been made available to the Purchaser Parties.

Section 3.12.  Environmental Matters.  Except as set forth in Schedule 3.12 of the Company Disclosure Schedule and except for other facts or conditions that would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)  The Company and each Company Subsidiary (i) conducts its business and operations in compliance with all applicable Environmental Laws and (ii) has obtained and is in the compliance with all consents, registrations, permits, licenses and governmental authorizations (“Environmental Permits”), pursuant to Environmental Law necessary for its operations as currently conducted, and have made all appropriate filings for issuance or renewal of such Environmental Permits;

(b)  To the Company’s knowledge, none of the Company, any Company Subsidiary or any Person for whose conduct the Company or any Company Subsidiary is legally responsible, has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material to or at any location that is listed or proposed for listing on the National Priorities List (the “NPL”) promulgated pursuant to CERCLA, CERCLIS, or any equivalent list of sites for cleanup under any analogous state program;

(c)  No Environmental Claims are pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, and the Company and the Company Subsidiaries have not, and to the knowledge of the Company no other person has, caused any Release, threatened Release, or disposal of any Hazardous Material at a Company Property, including Releases resulting in exposure of any person to any Hazardous Material, that could reasonably be expected to result in any Environmental Claim against the Company or any Company Subsidiary, and no Company Property is listed or proposed for listing on the NPL, CERCLIS, or any equivalent list of sites for cleanup under any analogous state program; to the knowledge of the Company, the Company Real Property is not adversely affected by any Release, threatened Release, or disposal of a Hazardous Substance originating or emanating from any other property.

(d)  True and correct copies of all Phase 1 and Phase 2 environmental assessment reports performed in the past 5 years, in the possession or control of the Company or any of its Subsidiaries, relating to environmental conditions in, on or about any current or former Company Properties or to compliance with Environmental Laws by the Company, have been made available to the Purchaser Parties.

Section 3.13.  Employee Benefit Plans.

(a)  Section 3.13(a) of the Company Disclosure Schedule contains a correct and complete list of each material Employee Program.  For purposes of this Agreement, “Employee Program” shall mean (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and (ii) each stock purchase, stock option, equity (or equity-based), severance, employment, consulting, retention, change-of-control, bonus, incentive, deferred compensation, fringe benefit and other compensation or benefit plan, agreement, program, policy, practice, commitment or other arrangement, whether or not subject to ERISA, for the benefit of current or former directors, officers or employees of the Company or its Subsidiaries and maintained or sponsored by the Company or any of its Subsidiaries or any beneficiary or dependent thereof or to which the Company or any of its Subsidiaries contributes or has the obligation to contribute, excluding multiemployer plans within the meaning of Section 3(37) of ERISA.

(b)  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) each of the Employee Programs has been operated and administered in all material respects with applicable law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) each Employee Program intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or has pending an application for such determination from the IRS with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired or is a prototype plan covered by the prototype plan sponsor’s favorable determination letter, and, to the knowledge of the Company, there is not any reason why any such determination letter should be revoked; (C) no Employee Program is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (D) no Employee Program provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no Controlled Group Liability has been incurred by the Company, a Company Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that shall result in the Company, a Company Subsidiary or any of their respective ERISA Affiliates incurring any such liability; (F) neither the Company nor any Company Subsidiary contributes on behalf of employees of the Company or any Company Subsidiary to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (G) all contributions or other amounts payable by the Company or a Company Subsidiary with respect to each Employee Program in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles; (H) neither the Company nor a Company Subsidiary has engaged in a transaction in connection with which the Company or a Company Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(I) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (I) there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Programs or any trusts related thereto which would reasonably be expected to result in any liability of the Company or any Company Subsidiary; (J) neither the Company nor its Subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Employee Program or pursuant to the terms of a Collective Bargaining Agreement; (K) no Employee Program exists which could result in the payment of material amount of money or any other property or rights, or accelerate or provide any other material rights or benefits, or  require the payment of amounts or benefits that would not be deductible under 280G of the Code, to any current or former employee, director or consultant of the Company or any Company Subsidiary that would not have been required but for the transactions contemplated by this Agreement; and (L) each Employee Program may be amended and terminated in accordance with its terms.

(c)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance), forgiveness of Indebtedness or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary, (ii) materially increase any benefits otherwise payable under any Employee Program, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

Section 3.14.  Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization (“Collective Bargaining Agreements”), nor, as of the date hereof, are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or policies.  With respect to employees of the Company and the Company Subsidiaries, the Company and each of the  Company Subsidiaries is in compliance with the terms of any Collective Bargaining Agreements, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  None of the Company, any Company Subsidiary or any ERISA Affiliate has at any time withdrawn in any complete or partial withdrawal from any “multiemployer plan” as defined in Section 3(37) of ERISA and, if the Company, its Subsidiaries and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, none of the Company, any Subsidiary or any ERISA Affiliate would incur a withdrawal liability that would reasonably be expected to result in a Company Material Adverse Effect.  There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business that would reasonably be expected to have a Company Material Adverse Effect.  To the Company’s knowledge, as of the date of this Agreement, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

Section 3.15.  No Brokers.  Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or the Purchaser Parties to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the transactions contemplated by this Agreement, except that the Company has retained Greenhill & Co., LLC and Bank of America Securities LLC  (the “Company Financial Advisors”) as its financial advisors in connection with the Mergers.  Prior to the date of this Agreement, the Company has delivered to the Purchaser Parties a true, correct and complete copy of all agreements between the Company and the Company Financial Advisors under which the Company Financial Advisors could be entitled to any payment relating to the Mergers or such other transactions.

Section 3.16.  Opinion of Financial Advisor.  The Company Board has received an opinion of Greenhill & Co., LLC to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by holders of the Company Common Shares is fair to such holders from a financial point of view.

Section 3.17.  Required Approvals.

(a)  The affirmative vote of the holders of a majority of the Company Common Shares entitled to be cast on the matter (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of beneficial interest of the Company necessary or required to approve the Merger.

(b)  The Required Limited Partners Approval is the only vote or consent required of the holders of any class or series of the OP Units or other securities of or equity interests in the Operating Partnership required to approve this Agreement and to approve and consummate the Partnership Merger.

Section 3.18.  Material Contracts.

(a)  Except for agreements set forth in the exhibit index in a Covered Company SEC Disclosure, Section 3.18(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts in effect as of the date of this Agreement.  The Company has made available to the Purchaser Parties true and complete copies of all Material Contracts.  The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms and in full force and effect with respect to the Company and the Company Subsidiaries, as applicable, and, to the knowledge of the Company, as of the date hereof, with respect to each other party to any of such Material Contracts, except, in each case, where such failure to be so legal, valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, and except to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.  Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, (ii) to the knowledge of the Company, as of the date hereof, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (i) or (ii) for those violations or defaults that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(b)  Section 3.18(b) of the Company Disclosure Schedule sets forth the respective principal amounts outstanding under each item listed in clause (iii) of the definition of Material Contracts as of September 30, 2007.

(c)  To the Company’s knowledge, as of the date hereof, except as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (A) has terminated or given a notice of termination of any Material Contract or any part thereof or (B) has received any notice of termination of a Material Contract or any part thereof.

Section 3.19.  Insurance.  The Company or the Operating Partnership maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks that in its good faith judgment are reasonable for the business of the Company or the Company Subsidiaries (taking into account the cost and availability of such insurance).  There is no claim by the Company or any Company Subsidiary pending under any such policies that (a) has been denied or disputed by the insurer and (b) would constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20.  Definition of the Company’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the knowledge of those individuals identified in Section 3.20 of the Company Disclosure Schedule after due inquiry.

Section 3.21.  Company Information.  The information supplied by the Company and the Company Subsidiaries to be contained in the Form S-4 and Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to holders of Company Common Shares or at the time of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made (or omitted to be made) by the Company or any Company Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser Parties, or any of their Affiliates in connection with the preparation of the Form S-4 and Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.  All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 3.22.  Intellectual Property.

(a)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company does not have knowledge of any valid grounds for any bona fide claims: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any Company Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party; (ii) against the use by the Company or any Company Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of the Company or any Company Subsidiary as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights of the Company and the Company Subsidiaries; or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by the Company or any Company Subsidiary.  Except as, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect, the Company and each Company Subsidiary owns, or is licensed to use (in each case free and clear of any encumbrances), all Intellectual Property currently used in its business as currently conducted.

(b)  As used in this Agreement, the term (i) “Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (ii) “Third-Party Intellectual Property Rights” means any rights to Company Intellectual Property owned by any third party, and (iii) “Company Intellectual Property Rights” means the Intellectual Property owned or used by the Company or any Company Subsidiary.

Section 3.23.  Investment Company Act of 1940.  None of the Company or any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.24.  Transactions with Affiliates.  Since the filing with the SEC of the Company’s last annual meeting proxy statement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except (i) as set forth in Parent’s Form 10-K for the fiscal year ended December 31, 2006 (except for the forward looking statements contained in the Management Discussion and Analysis, the forward-looking statements therein contained in the forward-looking statement disclaimer and the risk factors thereof), (ii) as expressly and specifically disclosed in any Parent SEC Reports filed or furnished since the date of filing of such Form 10-K and prior to the date hereof (except, in each case, for the forward-looking statements therein contained in the forward-looking statement disclaimer and the risk factors thereof, as applicable) (items (i) and (ii) collectively being referred to herein as the “Covered Parent SEC Disclosure”) or (iii) in the disclosure schedules delivered at or prior to the execution hereof to the Company (the “Parent Disclosure Schedule”), which schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is readily apparent on the face of such disclosure), each of the Purchaser Parties, jointly and severally, hereby represents and warrants to the Company and the Operating Partnership as follows:

Section 4.1.  Existence; Good Standing.  Each of the Purchaser Parties is an entity duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization.  Except as set forth in Section 4.1 of the Parent Disclosure Schedule, each of the Purchaser Parties is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  Each of the Purchaser Parties has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business in all material respects as now conducted.  True, complete and correct copies of the Articles of Incorporation of Parent (the “Parent Articles”), the bylaws of Parent (the “Parent Bylaws”), and the organizational documents of the other Purchaser Parties, as in effect as of the date of this Agreement, have previously been made available to the Company.

Section 4.2.  Authorization, Validity and Effect of Agreements.  Each of the Purchaser Parties has all requisite organizational power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby and perform its obligations hereunder, including the consummation of the Financing by Parent.  The Parent Board at a duly held meeting has, by unanimous vote, resolved to recommend that the stockholders of Parent vote in favor of issuance of Parent Common Stock pursuant to the Mergers and to include such recommendation in the Proxy Statement.  The execution, delivery and performance by each of the Purchaser Parties of this Agreement and the consummation of the transactions contemplated hereby, including the Financing, have been duly authorized by all necessary organizational action on behalf of each of the Purchaser Parties, subject only to approval of the issuance of Parent Common Stock by the holders of a majority of votes entitled to be cast at a meeting of Parent’s stockholders duly called and held for such purpose (the “Parent Shareholder Approval”).  This Agreement, assuming the due authorization, execution and delivery hereof by the Company and the Operating Partnership, constitutes a valid and legally binding obligation of each of the Purchaser Parties, enforceable against each of the Purchaser Parties in accordance with its terms.

Section 4.3.  Capitalization.  The authorized capital stock of Parent consists of an aggregate of 100,000,000 shares of Parent Common Stock, and 25,000,000 shares of preferred stock, $0.001 par value per share (the “Parent Preferred Stock”), 4,600,000 shares of which are designated 8.125% Series A Cumulative Redeemable Preferred Stock (the “Parent Series A Preferred”), and 75,000,000 shares of Excess Stock, $0.001 par value per share.  As of September 30, 2007, 30,902,304 shares of Parent Common Stock are issued and outstanding and 4,600,000 shares of Parent Series A Preferred are issued and outstanding and since that date and prior to the date hereof no shares of Parent Common Stock have been issued other than in accordance with the terms of the Parent Stock Plans or as otherwise permitted pursuant to Section 5.2 or as otherwise disclosed in Section 4.3 of the Parent Disclosure Schedule.  As of the date hereof, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for shares of Parent Common Stock reserved for issuance (i) upon exercise of options issued pursuant to employee and director stock plans of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”) or (ii) upon the exchange of units of limited partnership in the Parent OP (“Parent OP Units”), including Parent OP Units issuable upon exchange of LTIP Units (as defined in the Third Amended and Restated Agreement of Limited Partnership of the Parent OP (the “Parent OP Partnership Agreement”)).  All of the issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the Parent Stock Plans or the Parent OP Partnership Agreement will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except as set forth in Section 4.3 of the Parent Disclosure Schedule, Parent has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent on any matter (whether together with such stockholders or as a separate class).  Except with respect to the Parent Stock Plans and as set forth in Section 4.3 of the Parent Disclosure Schedule, as of the date hereof, there are no existing options, warrants, calls, subscription rights, preemptive rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of common stock (or similar ownership interest) of Parent or any Parent Subsidiary or any investment which is convertible into or exercisable or exchangeable for any such shares or similar ownership interest.  The shares of Parent Common Stock to be issued pursuant to the Mergers have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights, purchase option, call option, right of first refusal, subscription or any other similar right.

Section 4.4.  Subsidiaries.  All issued and outstanding shares or other equity interests of each Subsidiary of Parent (other than any Subsidiary that is a partnership) are duly authorized, validly issued, fully paid and nonassessable.  All issued and outstanding shares or other equity interests of each Subsidiary of Parent are owned directly or indirectly by Parent, free and clear of all Liens, pledges, security interests, claims, call rights, options, rights of first refusal, rights of first offer, preemptive rights, agreements, limitations on Parent’s or any Subsidiary of Parent’s voting rights, charges or other encumbrances, other than restrictions and encumbrances imposed under the Securities Act or other applicable law and except as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

Section 4.5.  Consents and Approvals; No Violations.  Subject to receipt of the Parent Shareholder Approval, the Company Shareholder Approval and the Required Limited Partners Approval and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” laws, (b) the filing with the SEC of the Proxy Statement and the Form S-4 in which the Proxy Statement will be included as a joint prospectus, and declaration of effectiveness of the Form S-4, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and compliance with the rules and regulations of the NYSE, including approval of listing of such Parent Common Stock on the NYSE, (c) for (A) the acceptance for record by the SDAT of the Maryland Articles of Merger and (B) the filing of the Delaware Merger Certificate with the DSOS and (d) as otherwise set forth in Section 4.5 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by each of the Purchaser Parties, the consummation by each of the Purchaser Parties of the transactions contemplated hereby or compliance by each of the Purchaser Parties with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of each of the Purchaser Parties, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent or notice under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which each of the Purchaser Parties is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any Law applicable to each of the Purchaser Parties or any of their respective properties or assets, excluding any of the foregoing  which would not, individually or in the aggregate, (A) reasonably be expected to prevent or materially delay consummation of the Mergers, (B) otherwise reasonably be expected to prevent or materially delay performance by the Purchaser Parties of any of its material obligations under this Agreement or (C) reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6.  SEC Reports.

(a)  Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since January 1, 2004 (collectively, the “Parent SEC Reports”), all of which, at the time of filing thereof (except as and to the extent such Parent SEC Report has been modified or superseded in any subsequent Parent SEC Report filed and publicly available prior to the date of this Agreement) complied in all material respects with all applicable requirements of the Securities Laws applicable to such Parent SEC Reports.  As of their respective dates (except as and to the extent modified or superseded in any subsequent Parent SEC Report filed and publicly available prior to the date of this Agreement, in the case of Parent SEC Reports filed prior to the date hereof, or prior to the Effective Time, in the case of subsequently-filed Parent SEC Reports), none of Parent SEC Reports at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Parent after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Parent included or incorporated by reference in Parent SEC Reports complied, or will comply if filed after the date hereof, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, or will be if filed after the date hereof, prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC and subject to normal year end audit adjustments which would not be material in amount or effect) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present if filed after the date hereof, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the assets, liabilities and the consolidated financial position of Parent and the Subsidiaries of Parent taken as a whole, as of the dates thereof and the consolidated results of operations, stockholders’ equity and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, which are subject to normal, recurring adjustments, none of which are material).

(b)  There are no liabilities of Parent or any Subsidiaries of Parent of any kind whatsoever, whether or not accrued and whether or not contingent or absolute or determined, other than (i) liabilities disclosed or reserved against or provided for on the face of the audited balance sheet (or as disclosed in the notes thereto) in the most recent consolidated financial statements of Parent  included in the Parent SEC Reports filed prior to the date hereof (the “Parent Balance Sheet”), (ii) liabilities incurred on behalf of Parent or any Subsidiary of Parent in connection with the transactions contemplated by this Agreement and (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Parent Balance Sheet and as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(c)  The management of Parent has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including the consolidated Subsidiaries of Parent, is made known to the management of Parent, and (ii) has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud whether or not material, that involves management or other employees who have a significant role in Parent’s or any Subsidiary of Parent’s  internal controls over financial reporting.

(d)  Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.  To the knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX when next due.

Section 4.7.  Litigation and Regulatory Matters; Compliance with Laws.

(a)  There is no litigation, suit, arbitration, claim, investigation, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or the Subsidiaries of Parent or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Parent Material Adverse Effect, nor is there any such litigation, suit, arbitration, claim, investigation, action or proceeding pending against Parent or the Subsidiaries of Parent or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Mergers that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Parent Material Adverse Effect.

(b)  Neither Parent nor any Subsidiary of Parent is subject to any order, writ, judgment, injunction, decree, determination or award that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority that prohibits or would reasonably be expected to prohibit the consummation of the Mergers.

(c)  Since January 1, 2004, each of Parent and the Subsidiaries of Parent has been operated at all times in compliance with all Laws applicable to Parent or any of the Subsidiaries of Parent or by which any property, business or asset of Parent or any of the Subsidiaries of Parent is bound or affected, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any Subsidiary of Parent has received written notification of violation of, and neither Parent nor any Subsidiary of Parent has knowledge of any claim alleging the violation of, any applicable Law of any Governmental Entity, except for violations and notices that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent and the Subsidiaries of Parent have obtained all certificates, permits, licenses, variances (including building permits and certificates of occupancy), exemptions, orders, franchises and other authorizations necessary to conduct their respective businesses as they are now being conducted, except where the failure to obtain any such certificates, permits, licenses, variances, exemptions, orders, franchises or authorizations, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

Section 4.8.  Absence of Certain Changes.  Since the date of the Parent Balance Sheet, Parent and the Subsidiaries of Parent have conducted their businesses only in the ordinary course of business, and during such period there has not been:

(a)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to equity securities of Parent or any Parent Subsidiary (other than the declaration and payment of regular quarterly dividends on Parent Common Shares and corresponding distributions to the limited partners of Parent OP;

(b)  any amendment of any term of any outstanding equity security of Parent or Parent OP;

(c)  any repurchase, redemption or other acquisition by Parent or any Subsidiary of Parent of any outstanding equity securities of, or other ownership interests in, Parent or Parent OP (except (i) as required by the terms of the Parent Stock Plans in the ordinary course of business consistent with past practice, or (ii) in connection with the use of Parent Common Stock to pay the exercise price or Tax withholding obligation upon the exercise of an option issued by Parent);

(d)  any material change in Parent’s accounting practices or methods, other than any change mandated by changes in GAAP or any change after the date of this Agreement permitted by Section 5.2;

(e)  any split, combination or reclassification of any of Parent’s shares of beneficial interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interests or any issuance of an ownership interest in, any Parent Subsidiary; or

(f)  any authorization of, or commitment or agreement to take any of, the foregoing actions.

Since the date of the Parent Balance Sheet, there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9.  Taxes.  Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a)  Each of Parent and the Subsidiaries of Parent (i) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to extension) and all such Tax Returns were, at the time filed, true, correct and complete and (ii) has paid (or had paid on their behalf) all Taxes that are required to be paid by it, in each case, other than with respect to matters contested in good faith or adequately reserved against or provided for (in accordance with GAAP) in Parent’s financial statements.

(b)  Parent, (i) for all taxable years commencing with Parent’s taxable year ending December 31, 2004 through  December 31, 2006 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since January 1, 2007 in a manner consistent with the requirements for qualification and taxation as a REIT, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT.

Section 4.10.  No Brokers.  No broker, investment banker or other Person is entitled to any brokers’, finders’ or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser Parties, for which fee or commission the Company or any of the Company Subsidiaries may be liable.

Section 4.11.  Required Approval.  The Parent Shareholder Approval is the only vote required by the holders of any class or series of the Parent Common Stock or other securities of or equity interests in Parent required to authorize the issuance of the Parent Common Stock at the Effective Time or to consummate the transactions contemplated by this Agreement.

Section 4.12.  Information Supplied.  The information supplied by each of the Purchaser Parties to be contained in the Form S-4 and Proxy Statement, and all other documents to be filed with the SEC in connection herewith will not, on the date the Form S-4 and Proxy Statement (or any amendment or supplement thereto) is first mailed to holders of Company Common Shares or to holders of Parent Common Stock or at the time of the Company Shareholders’ Meeting or the Parent Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made (or omitted to be made) by each of the Purchaser Parties with respect to statements made or incorporated by reference therein based on information supplied by the Company or any Company Subsidiary in connection with the preparation of the Form S-4 and Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.  All documents that each of the Purchaser Parties is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.  For the avoidance of doubt, any information supplied in writing by the Company or the Operating Partnership for inclusion in the Proxy Statement or the Form S-4 shall not be considered to have been supplied by the Purchaser Parties for purposes of this representation.

Section 4.13.  Transactions with Affiliates.  Except as set forth in Parent’s last annual meeting proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 and 407 of Regulation S-K promulgated by the SEC.

Section 4.14.  Available Funds.  Parent has provided to the Company a true, complete and correct copy of each fully executed commitment letter, dated as of the date of this Agreement (the “Debt Commitment Letters”), pursuant to which Goldman Sachs Mortgage Company, Citigroup Global Markets Realty Corp., or its affiliates, and SL Green Realty Corp. (collectively, the “Lenders”) have committed, subject to the terms thereof, to provide the Financing.  Parent has available to it all financing necessary to consummate the transactions contemplated by this Agreement.  The Debt Commitment Letters are in full force and effect and is the valid, binding and enforceable obligation of the parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing contemplated by the Debt Commitment Letters other than as set forth therein.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Purchaser Parties under the Debt Commitment Letters, and none of the Purchaser Parties have any reason to believe that any of the conditions to the Financing contemplated by the Debt Commitment Letters will not be satisfied or that the Financing will not be made available to the Purchaser Parties at the Closing.

Section 4.15.  Solvency.  As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Mergers as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Company Material Adverse Effect” qualification or exception) and (c) any estimates, projections or forecasts of the Company and its Subsidiaries provided by the Company to Parent have been prepared in good faith based upon reasonable assumptions, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing, any alternative financing and the payment of the aggregate all amounts required to be paid in connection with the Mergers, including in respect of Company Common Shares and the OP Units and the consideration in respect of the Company Share Options and other equity-based awards hereunder and any other repayment or refinancing of debt that may be contemplated in the Debt Commitment Letters or otherwise required in connection with the consummation of the transactions contemplated hereby or thereby, and payment of all related fees and expenses, the Surviving Corporation will be Solvent.  For purposes of this Section 4.14, the term “Solvent” with respect to a Person means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.16.  Definition of Parent’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual knowledge of those individuals identified in Section 4.16 of the Parent Disclosure Schedule after due inquiry.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1.  Conduct of Business by the Company.  During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1 hereof and except as expressly contemplated by this Agreement, or to the extent that Parent shall otherwise consent in writing, the Company and the Operating Partnership shall, and shall cause each of the Company Subsidiaries to, (i) carry on their respective businesses in the usual, regular and ordinary course consistent with past practice, and (ii) to the extent consistent with the foregoing clause (i) use their reasonable best efforts to preserve intact their present business organizations, goodwill, keep available the services of their present officers and employees, preserve their ongoing businesses and relationships with third parties, including customers, suppliers, lenders and others having business dealings with them, and to maintain the status of the Company and each applicable Company Subsidiary as a REIT within the meaning of Section 856 of the Code.  Without limiting the generality of the foregoing, from the date of this Agreement to the earlier of the Partnership Merger Effective Time and the termination of this Agreement in accordance with Section 8.1 hereof, except as disclosed in Section 5.1 of the Company Disclosure Schedule, none of the Company, the Operating Partnership or the Company Subsidiaries will (except as contemplated by this Agreement, or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a)  (i) split, combine or reclassify any equity securities or other interests of the Company or any Company Subsidiary or partnership interests of the Operating Partnership or issue or authorize for issuance any securities in respect of, in lieu of or in substitution for such securities, other interests or partnership interests, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, or property or any combination thereof) in respect of any equity securities of the Company or any Company Subsidiary or partnership interests of the Operating Partnership, except for (A) the regular, cash dividend at a rate not in excess of $0.19 per Company Common Share, provided, that the Company shall not declare, set aside or pay its regular, cash dividend in respect of any fiscal quarter after the fourth fiscal quarter of 2007, it being agreed that the Company may pay in 2008 the cash dividend in respect of the fourth fiscal quarter of 2007, (B) corresponding distributions payable to holders of the OP Units, (C) dividends or distributions, declared, set aside or paid by any wholly-owned Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly-owned by the Company, and (D) any dividends or distributions to the extent required to maintain the Company’s status as a REIT or to eliminate any U.S. federal income Taxes or excise Taxes otherwise payable;

(b)  except to the extent permitted by clause (h) of this Section 5.1, (i) classify or re-classify any unissued Company Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including OP Units or other partnership interests) or stock-based performance units of the Company or any Company Subsidiary, (ii) authorize for issuance, issue, deliver, sell, grant or agree or commit to issue, deliver, sell or grant (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of, capital stock (or similar interest) of any class or any other securities or units, interests, equity equivalents, any other voting or redeemable securities (including, without limitation, share appreciation rights, “phantom” stock plans, stock based performance units or stock equivalents) or any securities convertible into any such shares, securities, units, interests, equity equivalents, voting securities or convertible or redeemable securities, other than the (A) issuance of Company Common Shares upon the exercise of Company Share Options or upon the vesting or settlement of other stock-based awards outstanding on the date of this Agreement or issued after the date hereof in accordance with this Agreement, (B) the issuance of Company Common Shares in exchange for OP Units pursuant to the OP Partnership Agreement as in effect on the date hereof and (C) the issuance of Warrants in accordance with their terms or Company Common Shares upon exercise of the Warrants or conversion of the Convertible Bonds, (iii) repurchase, redeem or otherwise acquire (including, without limitation, pursuant to the Company’s share repurchase program previously authorized by the Company Board) any shares of beneficial interest or capital stock, other securities, units, interests, equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents) or partnership interests of the Company or any of the Company Subsidiaries or partnership interests, stock, other equity interests or securities of any Company Subsidiary or any options, warrants or rights to acquire, or security convertible into, Company Common Shares, except the acquisition of Company Common Shares in satisfaction of (A) the exercise price of Company Share Options or (B) withholding obligations upon the exercise of a Company Share Option, the vesting of Company Restricted Shares or the settlement and/or vesting of Units, or (iv) amend or waive any option to acquire the Company Common Shares;

(c)  except as necessary to run its business on a normal basis, purchase, acquire, sell, mortgage, encumber, subject to Lien (in the case of an involuntary Lien, fail to take commercially reasonable action within forty-five (45) days of the notice of creation thereof to attempt to have such Lien removed), transfer or dispose of any assets of the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), or pledge or otherwise encumber shares of capital stock or securities in the Company or any Company Subsidiary, except pursuant to obligations under any formulated price contracts in effect as of the date hereof,  as set forth in Section 5.1(c) of the Company Disclosure Schedule subject to any applicable procedures and limitations specified in that Schedule, or in the case of Liens, as required to secure Indebtedness which is permitted by Section 5.1(e) or (f); provided that, to the extent a formulated price contract requires an appraisal in respect of any asset to be purchased, the Company shall consult with Parent and keep Parent reasonably updated with respect to such appraisal process;

(d)  (i) enter into any lease of real property that would qualify as a Major Lease, (ii) enter into any lease of real property that would not qualify as a Major Lease without prior consultation with Parent, (iii) amend, modify, terminate or renew any Major Lease or (iv) amend, modify, terminate or renew any Company Lease (other than a Major Lease) without prior consultation with Parent, other than amendments, modifications, terminations, or renewals of existing Company Leases (other than Major Leases) that are made in the ordinary course of business on arms’ length, market terms and other than any amendments, modifications, terminations or renewals of existing Company Leases (other than Major Leases) that are required by the terms of such Company Leases;

(e)  incur Indebtedness, except for draws under its existing line(s) of credit for purposes of (i) funding expenditures pursuant to the Capital Budget and Permitted Expenditures, (ii) funding other transactions permitted by this Section 5.1 and (iii) working capital purposes in the ordinary course (including to the extent necessary to pay dividends permitted pursuant to Section 5.1(a), for purposes of making payments to holders of any Indebtedness and to pay any transaction expenses incurred in connection with the Mergers or the transactions contemplated by this Agreement);

(f)  (i) assume or guarantee the Indebtedness of another Person other than wholly owned Company Subsidiaries, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than wholly owned Company Subsidiaries or enter into any arrangement having the economic effect of any of the foregoing, (ii) prepay, refinance or amend any existing Indebtedness other than refinancings of existing Indebtedness at maturity on customary commercial terms, other than repayments in the ordinary course of business of the Company’s existing line of credit and prepayments and defeasance of Indebtedness in connection with sales or other dispositions of assets (which sales or other dispositions are otherwise permitted hereunder), (iii) make any loans, advances, capital contributions or investments in any other Person (other than wholly-owned Subsidiaries) or (iv) other than in connection with the incurrence of Indebtedness permitted hereunder, pledge or otherwise encumber shares of capital stock or securities in the Company or any Company Subsidiary;

(g)  (i) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (ii) change any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP, (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, other than settlements or compromises (A) relating to real property Taxes or sales Taxes in an amount not to exceed $5,000,000, individually or in the aggregate, or (B) that do not result in a Tax liability of the Company or any Company Subsidiary that materially exceeds the amount reserved, in accordance with GAAP, with respect to such claim, action, or other proceeding, or (iv) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, the Company shall promptly inform Parent of such changes);

(h)  except as required by applicable Law or any Employee Program, (i) amend, modify, alter or terminate any existing Employee Program or adopt any new employee benefit plan, incentive plan, severance plan or agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be an Employee Program if it had been in existence on the date hereof (other than the renewal or continuation of any existing Employee Program that is expiring in accordance with its terms on terms that are substantially similar to such existing Employee Program), (ii) grant any new Common Share Options, Restricted Shares, Warrants or any other equity-based awards (including any OP Units and other partnership units), (iii) materially increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, (iv) other than in connection with the severance policy described in Section 5.1(h) of the Company Disclosure Schedule, grant or pay any severance, change of control or termination pay or termination benefits to, or increase in any material manner the severance, change of control or termination pay or termination benefits of, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (v) grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or termination benefits or enter into or otherwise amend or alter any employment, loan, retention, consulting, indemnification, termination, change of control, severance, incentive plan, equity award or similar agreement or arrangement with any Covered Employee, (vi) establish, pay, agree to grant or increase any stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement or (vii) hire new employees, except for replacement hires below the level of “senior vice president”, or enter into any new employment agreement with any permitted new hire, or grant any severance, change of control or termination pay or termination benefits to any permitted new hire other than severance and retention arrangements in an aggregate amount not to exceed $100,000;

(i)  except to the extent required to comply with its obligations hereunder or with applicable Law, amend the Declaration of Trust, Bylaws, articles of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents of such entity;

(j)  (i) merge, consolidate or enter into any other business combination with any other Person, (ii) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (iii) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

(k)  waive, release, assign, settle or compromise any pending or threatened litigation, action or claim, including any stockholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves), in settlement or compromise, does not exceed the applicable amounts set forth in Section 5.1(k) of the Company Disclosure Schedule, which settlement or compromise provides for a complete release of the Company and each applicable Company Subsidiary for all claims and which do not provide for any admission of liability by the Company or any Company Subsidiary;

(l)  amend any term of any outstanding security of the Company or any Company Subsidiary;

(m)  except as otherwise permitted pursuant to this Agreement and other than in the ordinary course of business, amend, terminate or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any material term of any Material Contract described in clause (i), (v), (vii) or (viii) of the definition thereof or enter into a new contract, agreement or arrangement that constitutes a service contract with a term of over 12 months or that, if entered into prior to the date of this Agreement, would have been a Material Contract described in clause (i), (v), (vii) or (viii) of the definition thereof, in each case if the effect thereof would have a Company Material Adverse Effect;

(n)  except as required by Law or in the ordinary course of business, make, rescind, revoke or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return (in each case, except to the extent necessary or appropriate (i) to preserve the status of the Company as a REIT, or (ii) to qualify or preserve the status of any Company Subsidiary as a partnership, “qualified REIT subsidiary” or  “taxable REIT subsidiary” for U.S. federal income tax purposes) if such action would have an adverse effect on any of the Purchaser Parties that is material;

(o)  modify, amend or change any existing Tax Protection Agreement in a manner that would adversely affect the Company, any Company Subsidiary, the Surviving Company, Parent or any Subsidiary of Parent, or enter into any new Tax Protection Agreement;

(p)  make, undertake or enter into any new commitments obligating the Company or any Company Subsidiary to make, capital expenditures; provided, however, the Company or any Company Subsidiary may make capital expenditures pursuant to the terms of contracts which have been executed prior to the date hereof and in connection with amounts payable in respect of existing or future (i) tenant improvements, (ii) lease commissions, (iii) obligations under leases and (iv) maintenance, repairs and amounts required as a result of extraordinary events or emergencies (collectively, the “Permitted Expenditures”) and up to 110% of the total amounts set forth as capital expenditures or development costs in the capital expenditure and development plan described in Section 5.1(p) of the Company Disclosure Schedule (the “Capital Budget”);

(q)  deliver a response to any buy/sell or other similar notices in respect of the joint venture assets of the Company without first obtaining Parent’s input and consent in respect of such response;

(r)  except as provided in Section 6.5, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Mergers);

(s)  fail to pay all premiums due and payable for material insurance policies and/or fail to keep material insurance policies in full force and effect;

(t)  fail to perform its obligations under any agreement relating to any outstanding Indebtedness of the Company or any Company Subsidiary such that any such failure would result in an event of default under any such agreement (in each case after giving effect to any applicable waivers); or

(u)  enter into an agreement or otherwise make a commitment to take any of the foregoing actions or take any action inconsistent with any of the foregoing.

Section 5.2.  Conduct of Business by Parent.  During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1 hereof, except as disclosed in Section 5.2 of the Parent Disclosure Schedule and except as contemplated by this Agreement, or to the extent that the Company shall otherwise consent in writing, Parent shall, and shall cause each Subsidiary of Parent to carry on their respective businesses in the usual, regular and ordinary course consistent with good business judgment, and use their commercially reasonable efforts to preserve intact their present business organizations, goodwill, ongoing businesses and relationships with third parties, and to maintain the status of Parent as a REIT within the meaning of Section 856 of the Code.  Without limiting the generality of the foregoing, from the date of this Agreement to the earlier of the Partnership Merger Effective Time and the termination of this Agreement in accordance with Section 8.1 hereof, except as disclosed in Section 5.2 of the Parent Disclosure Schedule, as contemplated by any Parent employee or executive benefit or compensation plan, however characterized, as required by existing agreements, or as required by Parent’s or its Affiliates’ duties to joint venture partners or minority stockholders of any Parent Affiliate, neither Parent nor any of the Subsidiaries of Parent will (except as contemplated by this Agreement, or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a)  (i) split, combine or reclassify any equity securities or other interests of Parent or any Subsidiary of Parent or partnership interests of Parent OP or issue or authorize for issuance any securities in respect of, in lieu of or in substitution for such securities, other interests or partnership interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any equity securities of Parent or any Subsidiary of Parent, except for (A) the regular, cash dividend at a rate not in excess of $0.63 per share of Parent Common Stock, (B) corresponding distributions payable to the holders of partnership units in Parent OP, (C) dividends or distributions, declared, set aside or paid by any wholly-owned Subsidiary of Parent to Parent or any Subsidiary of Parent that is, directly or indirectly, wholly-owned by Parent, and (D) any dividends or distributions to the extent required to maintain Parent’s status as a REIT or to eliminate any U.S. federal income Taxes or excise Taxes otherwise payable, provided, that any such dividends or distributions can be made by Parent at any time in its sole discretion in accordance with applicable Law; provided further, that the record date for Parent’s first dividend in 2008 shall not be prior to the Effective Time;

(b)  (i) classify or re-classify any unissued Parent Common Stock, shares of stock, units, interests, any other voting or redeemable securities (including partnership interests) or stock-based performance units of the Parent or any Subsidiary of Parent, (ii) authorize for issuance, issue, deliver, sell, grant or agree or commit to issue, deliver, sell or grant or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock (or similar interest) of any class or any other securities or units, interests, equity equivalents, any other voting or redeemable securities (including, without limitation, share appreciation rights, “phantom” stock plans, stock based performance units or stock equivalents), or any securities convertible into any such shares, securities, units, interests, equity equivalents, voting securities or convertible or redeemable securities, other than the (A) issuance of shares of Parent Common Stock upon the exercise of stock options of Parent (“Parent Stock Options”) or upon the vesting or settlement of other stock-based awards outstanding on the date of this Agreement or issued in after the date hereof in accordance with this Agreement, (B) issuances for cash in an underwritten public offering that are permitted by Section 5.2(b) of the Parent Disclosure Schedule, (C) issuances of Parent OP Units to purchase assets or upon the exchange of LTIP Units (as defined in the Parent OP Partnership Agreement), (D) issuances of awards under Parent’s options plans in the ordinary course of business or (E) issuances of shares of Parent Common Stock upon the exchange of Parent OP Units, including Parent OP Units issuable upon exchange of LTIP Units (as defined in the Parent OP Partnership Agreement), or (iii) repurchase, redeem or otherwise acquire any securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents) of Parent or any of the Subsidiaries of Parent except the acquisition of shares of Parent Common Stock in satisfaction of (A) the exercise price of Parent Stock Options or (B) withholding obligations upon the exercise of a Parent Stock Option;

(c)  (i) merge, consolidate or enter into any other business combination transaction with any Person, (ii) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (iii) purchase any controlling equity interest in, or all or substantially all of the assets of, any Person that has a class of securities subject to the reporting obligations of the Exchange Act;

(d)  except to the extent required or advisable to comply with its obligations hereunder or with applicable law, amend in any material respect the Parent Articles or Parent Bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents of Parent, other than as required in connection with the issuances of Parent capital stock (including preferred stock) in an underwritten cash offering;

(e)  subject to Section 6.5, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Mergers) of Parent or any of the Parent Subsidiaries;

(f)  amend in any respect any term of any Parent Common Stock;

(g)  take any action or fail to take any action, which could reasonably be expected to cause Parent to fail to qualify as a REIT; or

(h)  enter into an agreement or otherwise make a commitment to take any of the foregoing actions.

ARTICLE VI
ADDITIONAL COVENANTS

Section 6.1.  Preparation of the Form S-4/Joint Proxy Statement; Shareholders Meetings.

(a)  Parent and the Company will cooperate and use reasonable best efforts to the end that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made.  Parent also will prepare a registration statement on Form S-4 or other applicable form to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Mergers, and the parties will jointly prepare the Proxy Statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof and all related documents.  Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Form S-4 and the Proxy Statement, and, provided that each party and its Subsidiaries has cooperated as required above, Parent and the Company agree to use commercially reasonable efforts to cause the Form S-4, including the Proxy Statement in preliminary form, to be filed with the SEC within 20 business days after the date hereof or earlier if practicable.  Each of Parent and the Company will use all reasonable best efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Form S-4 until the Effective Time.  Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC.  Parent also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby.  Each party agrees to furnish for inclusion in the Form S-4 and the Proxy Statement all information concerning it, its Subsidiaries, officers, directors and stockholders as may be required by applicable law in connection with the foregoing.

(b)  Parent and the Company each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Shareholders’ Meeting or the Parent Shareholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Parent and the Company each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Form S-4 to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Form S-4.

(c)  Parent will advise the Company, promptly after Parent receives notice thereof, of the time when each of the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Form S-4 or for additional information.

(d)  The Company shall, as soon as practicable following the date on which the Company is notified that the SEC has cleared the Proxy Statement and declared the Form S-4 effective, duly call and give notice of a meeting of its holders of Company Common Shares (the “Company Shareholders’ Meeting”) for the purpose of seeking the Company Shareholder Approval.  Parent shall, as soon as practicable following the date on which Parent is notified that the SEC has cleared the Proxy Statement and declared the Form S-4 effective, duly call and give notice of a meeting of its holders of Parent Common Shares (the “Parent Shareholders’ Meeting”) for the purpose of seeking the Parent Shareholder Approval.  The Company and Parent shall each use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Shares entitled to vote at the Company Shareholders’ Meeting and to the holders of Parent Common Shares entitled to vote at the Parent Shareholders’ Meeting at the earliest practicable date following SEC clearance of the Proxy Statement.  The Company shall include the Company Recommendation in the Proxy Statement, except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Mergers in compliance with Section 6.5(d).  Unless the Company shall have withdrawn, qualified or modified the Company Recommendation in compliance with Section 6.5(d), the Company shall use reasonable best efforts to take all such other actions necessary or desirable to obtain the Company Shareholder Approval, including, without limitation, soliciting proxies in favor thereof.  Except to the extent required by Law or permitted by this Agreement, the Company shall not (i) change the date specified in the Proxy Statement for the Company Shareholders’ Meeting or (ii) postpone or delay the Company Shareholders’ Meeting, except to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable Law is provided to the stockholders of the Company sufficiently in advance of the Company Shareholders’ Meeting.  Parent shall use reasonable best efforts to take all such other actions necessary or desirable to obtain the Parent Shareholder Approval, including, without limitation, soliciting proxies in favor of the Mergers.

(e)  If, on the date of the Company Shareholders’ Meeting, the Company has not received proxies representing a sufficient number of Company Common Shares to approve the Merger, the Company shall adjourn the Company Shareholders’ Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall not be less than 5 days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Company Shareholder Approval.  In addition, in such event, the Company shall be entitled to adjourn or postpone the Company Shareholder Meeting to the extent required by Law and in any event up to 10 days from the date it would otherwise be convened.

(f)  If, on the date of the Parent Shareholders’ Meeting, Parent has not received proxies representing a sufficient number of Parent Common Shares to approve the Merger, Parent shall adjourn the Parent Shareholders’ Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall not be less than 5 days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement Parent shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Parent Shareholder Approval.  In addition, in such event, the Parent shall be entitled to adjourn or postpone the Parent Shareholders’ Meeting to the extent required by Law and in any event up to 10 days from the date it would otherwise be convened.

(g)  Approval of this Agreement, the Mergers and the other transactions contemplated hereby are the only matters that the Company will propose to be acted on by the holders of Company Common Shares at the Company Shareholders’ Meeting.

(h)  Approval of the issuance of Parent Common Stock in the Mergers is the only matter that Parent will propose to be acted on by its stockholders at the Parent Shareholders’ Meeting.

Section 6.2.  Other Filings.  As soon as reasonably practicable following the date of this Agreement, each of the parties to this Agreement shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign Laws relating to the Mergers or as may be necessary to obtain the consent or approval of any Governmental Entity requiring in connection with the transactions contemplated hereby (collectively, the “Other Filings”).  The Company and Parent shall cooperate and consult with each other in connection with the making of all such Other Filings, including by providing copies of all relevant documents to the non-filing party and its advisors prior to the filing.  Neither the Company nor Parent shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Each of the parties to this Agreement shall promptly notify the other parties of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the parties to this Agreement shall supply the other parties with copies of all correspondence between it and each of its Subsidiaries and Representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings.  Each of the parties hereto shall promptly obtain and furnish the other parties with (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

Section 6.3.  Additional Agreements.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and other third parties and the making of all necessary, proper or advisable registrations, notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver, consent or exemption from any Governmental Entity, (ii) the obtaining of all necessary, proper or advisable consents, approvals, waivers or exemptions from non-governmental third parties, (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement and (iv) the obtaining of customary tenant estoppels with respect to the Major Leases and the ground leases listed in Section 3.11(b) of the Company Disclosure Schedule or other reasonable requests for estoppels; provided, however, that the Company will not be required to seek any estoppels in a form different from the form attached to the applicable lease, if any; providedfurther that the failure to obtain any such estoppels shall not be considered to be a breach of this Agreement.

(b)  The Company and the Operating Partnership shall give prompt notice to the Purchaser Parties and the Purchaser Parties shall give prompt notice to the Company and the Operating Partnership, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)  If, from the date of this Agreement to the Effective Time, Parent undertakes an underwritten public offering of Parent Common Stock that requires the inclusion of the consolidated financial statements of the Company and the Company Subsidiaries in the related registration statement and prospectus, the Company shall use its reasonable best efforts to cause its independent auditor to provide to Parent the consents necessary to include such financial statements in such registration statement and prospectus.  In addition, the Company shall use its reasonable best efforts to cause, and shall use its reasonable best efforts to cause its independent auditor to, cooperate with Parent as Parent may reasonably request in connection with such offering.

Section 6.4.  Fees and Expenses.  Except as set forth in Section 8.2, whether or not the transactions contemplated by this Agreement are consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby and thereby, including, without limitation, all fees, costs and expenses of agents, Representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

Section 6.5.  No Solicitations.

(a)  From the date of this Agreement until the Effective Time, the Company and the Operating Partnership shall not, and shall not authorize or permit any of the Company Subsidiaries, or any of its or their officers, trustees, directors, partners, Affiliates or employees or any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries (collectively, the “Company Representatives”), directly or indirectly, to (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries, proposals or offers or any other efforts or attempts that constitute or that reasonably may be expected to lead to, a Competing Proposal or (ii) initiate or participate in any discussions or negotiations (other than to seek clarifications with respect to the Competing Proposal) regarding, or that reasonably may be expected to lead to, a Competing Proposal or approve or recommend, or publicly propose to approve or recommend, a Competing Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to a Competing Proposal, or enter into any agreement or agreement in principle requiring the Company or the Operating Partnership to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing, except as contemplated in Section 6.5(d).  Without limiting the foregoing, the Company shall be responsible for any failure on the part of its Company Representatives to comply with this Section 6.5.

(b)  Any other provision of this Agreement notwithstanding, at any time prior to the receipt of the Company Shareholder Approval, if the Company receives a bona fide written Competing Proposal from a third party (which was not solicited, initiated, encouraged or facilitated in violation of Section 6.5(a)) after the date hereof, the Company (x) may furnish, or cause to be furnished, non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Competing Proposal and to its financing sources and Persons or entities working in concert with it (collectively, a “Third Party”), and (y) may participate in discussions and negotiations regarding such Competing Proposal, if, in the case of either clause (x) or (y):  (A) prior to taking such action, the Company enters into a confidentiality agreement with the Person who made such Competing Proposal with respect to such Competing Proposal that is substantially similar (except for the absence of standstill provisions) to the Confidentiality Agreement dated as of July 5, 2007 between the Company and Parent (the “Confidentiality Agreement”), and (B) the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Competing Proposal is, or is reasonably likely to lead to, a Superior Proposal.

(c)  The Company and the Operating Partnership shall provide prompt (within twenty-four (24) hours following receipt thereof) oral and written notice to Parent of (i) the receipt of any Competing Proposal, or any material modification or amendment to any Competing Proposal, by the Company, the Operating Partnership, any Company Subsidiary or any Company Representative, (ii) a copy of any documents or agreements provided in contemplation of such Competing Proposal (including any amendments, supplements or modifications thereto but excluding any financing documents or agreements it is not permitted to deliver as a result of confidentiality restrictions), and (iii) the identity of such Person or entity making any such Competing Proposal.  The Company and the Operating Partnership shall keep Parent reasonably informed on a current basis, to the extent reasonably practicable, but in any event as promptly as practicable, of the status and material details (including any change to the material terms and conditions) of any such Competing Proposal.  The Company and the Operating Partnership shall not, and shall cause each of the Company Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company or the Operating Partnership from providing such information to Parent.

(d)  Subject to this paragraph (d) and to Section 8.1(e), neither the Company Board nor any committee of the Company Board may (i) withdraw, qualify or modify or propose publicly to withdraw, qualify or modify, in each case, in a manner adverse to Parent, the Company Recommendation, or the approval or recommendation of any committee of the Company Board of the Merger or of any other transactions contemplated hereby, (ii) approve, recommend or endorse, or propose publicly to approve, recommend or endorse, a Competing Proposal (any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change”, it being agreed that the taking of any of the actions contemplated by Section 6.5(b), (c) or (f) shall not constitute, or be deemed to constitute, an Adverse Recommendation Change) or (iii) authorize or permit the Company or any of the Company Subsidiaries to enter into any agreement, arrangement or understanding (each, an “Acquisition Agreement”) contemplating, or that could reasonably be expected to lead to, a Competing Proposal (other than a confidentiality agreement in compliance with Section 6.5(b)).  Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, the Company Board or a committee of the Company Board may (1) make an Adverse Recommendation Change for reasons not related to the receipt of a Competing Proposal if the Company Board determines in good faith after consultation with its independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties to the Company or its stockholders under applicable Law or (2) in response to a bona fide written Competing Proposal (which was not solicited, initiated, encouraged or facilitated in violation of Section 6.5(a)) made after the date hereof take an action referred to in clause (i), (ii) or (iii) above and, in the case of clause (iii), terminate this Agreement in accordance with Section 8.1(e) if, after consultation with its independent financial advisors and outside legal counsel, the Company Board determines in good faith that such Competing Proposal constitutes a Superior Proposal (a “Subsequent Determination”); provided, however, that such actions may only be taken at a time that is after (I) the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action, and (II) at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions committed to by Parent and after consultation with its independent financial advisors and outside legal counsel, that such Competing Proposal remains a Superior Proposal relative to the Merger, as supplemented by any Counterproposal.  Any such written notice shall specify the material terms and conditions of such applicable Competing Proposal, include the most current version of any Acquisition Agreement (including any amendments, supplements or modifications thereto), identify the person making such Competing Proposal and state that the Company Board otherwise intends to make a Subsequent Determination (subject to compliance with this subsection (d)).  During any such three Business Day period, Parent shall be entitled to deliver to the Company a counterproposal to such Competing Proposal (a “Counterproposal”).  For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of a Competing Proposal which amendment affects the determination of whether the Competing Proposal is a Superior Proposal to any Counterproposal shall be treated as a new Competing Proposal for the purposes of this Section 6.5(d) (requiring a new written notice by the Company and a new three Business Day period).  For purposes of clarification, the statement by the Company that it has received a Competing Proposal, that its Board will consider such Competing Proposal and that its Board continues to recommend this Agreement pending such consideration shall not be deemed an Adverse Recommendation Change.

(e)  Upon execution of this Agreement, the Company, the Operating Partnership and the Company Subsidiaries shall cease immediately and cause to be terminated any and all existing activities, discussions, solicitations or negotiations with any parties conducted heretofore with respect to a Competing Proposal by or on behalf of the Company, the Operating Partnership or any of the Company Representatives.  The Company shall use its reasonable best efforts to cause (including by written request) each Person with whom it has executed a confidentiality agreement within the twelve months prior to the date hereof in connection with its consideration of any Competing Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company, the Operating Partnership or any of the Company Representatives.

(f)  Any other provision of this Agreement notwithstanding, the Company Board may at any time take and disclose to its holders of Company Common Shares a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, may issue a stop, look and listen announcement and may make any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Company Board shall be permitted to recommend a Competing Proposal which is not a Superior Proposal; provided, further, that, for the avoidance of doubt, any public statements by the Company commenting on the merits of a Competing Proposal shall be an Adverse Recommendation Change other than (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, (B) an express rejection of a Competing Proposal or (C) an express reaffirmation of the Company Recommendation to its stockholders in favor of the Mergers.

(g)  The Company shall not take any action to exempt any Person (other than Parent or any of its Affiliates and other than in connection with an Acquisition Agreement following a Subsequent Determination) from the restrictions on “control share acquisitions” contained in the Maryland Control Share Acquisition Act, as amended (or any similar provisions of the MRL) or otherwise cause such restrictions not to apply.

Section 6.6.  Officers’ and Directors’ Indemnification.

(a)  Parent agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, partner, trustee and officer of the Company and the Company Subsidiaries provided for in the respective declarations of trust, charters or bylaws (or other applicable organizational documents) shall survive the Mergers (and, with respect to the Company or any Company Subsidiary that is not the surviving entity of the Mergers, shall be reflected in the applicable organizational documents of each such entity) and continue in full force and effect for a period of six (6) years from the Effective Time and all other indemnification agreements and arrangements in effect as of the date hereof shall remain in effect in accordance with their terms; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(b)  From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former trustee, partner, director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the Effective Time (including without limitation the transactions contemplated by this Agreement) in connection with such persons serving as an officer, trustee, partner, director or other fiduciary of the Company or any of its Subsidiaries or of any entity if such service was at the request or for the benefit of the Company.

(c)  Subject to Section 6.6 of the Company Disclosure Schedule, prior to the Effective Time, the Company shall be entitled to, and shall, purchase a “tail” insurance policy (which policy by its express terms shall survive the Mergers), of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company as the Company’s and the Company Subsidiaries’ existing policy or policies, and from insurance carriers with comparable credit ratings, for the benefit of the current and former officers and directors of the Company and each Company Subsidiary with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred at or prior to the Effective Time.  If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 6.6(c) for an amount equal to or less than the maximum premium set forth in Section 6.6(c) of the Company Disclosure Schedule, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to such maximum premium.

(d)  The obligations under this Section 6.6 shall survive the Mergers and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

(e)  In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company or such transferees, as the case may be, assume the obligations set forth in this Section 6.6.

(f)  The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, applicable Law or otherwise.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.7.  Access to Information; Confidentiality.  From the date hereof until the Effective Time, each party hereto and its respective Subsidiaries shall afford to the other and such other party’s directors, trustees, officers, employees, counsel, financial advisors, lenders, agents and other representatives of the other party (collectively, the “Representatives”) reasonable access upon reasonable advance notice and during normal business hours without undue interruption (and will request the same from the other party’s auditors, attorneys, financial advisors and lenders) to (a) the properties, offices, books, records and contractsof the other party and the other party’s Subsidiaries and (b) the officers and employees of the other party and the other party’s Subsidiaries.  Each party shall furnish reasonably promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information (financial or otherwise) concerning its business as the other party may reasonably request.  Notwithstanding the foregoing, no party shall be required by this Section 6.7 to provide any of the Company, Parent or their respective Representatives, as the case may be, with (x) access to physical properties for the purpose of invasive physical testing or (y) any information such party reasonably believes it may not provide to any other party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which such party is required to keep confidential by reason of contract or agreement with third parties.  Such other party shall, in the exercise of the rights described in this Section 6.7, not unduly interfere with the operation of the businesses of the party providing the access and information.  No investigation conducted under this Section 6.7 will affect or be deemed to modify any representation or warranty made in this Agreement.  Prior to the Effective Time, each party shall cause each of its Representatives to hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.

Section 6.8.  Public Announcements.  The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Mergers and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any national securities exchange on which the Company Common Shares are listed if the party issuing such press release or making such public statement has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released or furnished pursuant to such Law or rules.  In this regard, the parties shall make a joint public announcement of the Mergers contemplated hereby no later than the opening of trading on the NYSE on the Business Day immediately following the time at which this Agreement is signed and such joint public announcement shall be in form and substance mutually satisfactory to the parties hereto.

Section 6.9.  Employee Benefit Arrangements.

(a)  For the one-year period immediately following the Effective Time, Parent and the Surviving Company shall provide each employee of the Company and the Company Subsidiaries who remain employed by Parent, the Surviving Company or the Subsidiaries of Parent after the Effective Time (each, a “Covered Employee”) compensation and employee benefits in the aggregate that are substantially similar to the compensation and employee benefits provided to such Covered Employee immediately before the Effective Time, excluding equity and equity based plans and awards of interests in the Operating Partnership provided by the Company and the Company Subsidiaries, as the case may be, to each such Covered Employee immediately prior to the Effective Time; provided, however, that nothing contained in this Section 6.9 (subject to Section 6.9(c)) or elsewhere in the Agreement (including Section 9.9 hereof) shall be construed to prevent, from and after the Effective Time, the termination of employment of any Covered Employee or the amendment or termination of any particular Employee Program in accordance with its terms.  Notwithstanding anything in this Agreement to the contrary, following the Effective Time, the employment of the Covered Employees who are covered by a collective bargaining agreement shall in all events be in accordance with the terms and conditions of such agreements.

(b)  All service credited to each Covered Employee under the Employee Programs by the Company through the Effective Time shall be recognized by Parent and the Surviving Company for all purposes, including for purposes of eligibility, vesting, benefit accruals (but excluding benefit accrual under any defined benefit pension plan) and level of benefits under any employee benefit plan provided by Parent and the Surviving Company.  With respect to any welfare benefit plan established or maintained by Parent or the Surviving Company for the benefit of Covered Employees and their eligible dependants, Parent and the Surviving Company shall waive any pre-existing condition exclusions, eligibility waiting periods, and evidence of insurability requirements (to the same extent such limitations, waiting periods, or evidence of insurability requirements would not have applied under the relevant Employee Program) and provide that any covered expenses incurred on or before the Effective Time in respect of the current plan year by Covered Employees (or any covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, offset, coinsurance and maximum out-of-pocket provisions (or similar payment or limitations) after the Effective Time in respect of such current plan year.

(c)  Notwithstanding any provision of this Section 6.9 to the contrary, for the one year period following the Effective Time, Parent shall cause the Surviving Corporation and each Company Subsidiary to maintain in effect the severance plans applicable to Company Employees as set forth in Section 5.1(h) of the Company Disclosure Schedule without any amendment thereto that would be adverse to participants.

(d)  No provision of this Section 6.9 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in respect of continued employment (or resumed employment) with Parent, the Surviving Company or the Subsidiaries of Parent and no provision of this Section 6.9 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Program or any plan or arrangement which may be established by Parent, the Surviving Company or any of the Subsidiaries of Parent.

Section 6.10.  Financing.

(a)  The Company agrees to provide, and shall cause the Company Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested co-operation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Mergers and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Mergers, (v) forming new direct or indirect Subsidiaries, and (vi) providing and executing documents as may be reasonably requested by Parent; provided that without the Company’s consent, in no event, whether in connection with the financings contemplated by the Financing Agreements or otherwise, shall any property-level due diligence involve environmental tests or assessments; provided, further that the foregoing shall not be deemed to require the Company or any Subsidiary of the Company, prior to the Effective Time, to consummate any tender offer or consent solicitation with respect to, or enter into any supplemental indenture with respect to or otherwise amend the terms of any instruments governing, any existing outstanding Indebtedness of the Company or its Subsidiaries.  Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them prior to the Effective Time in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Company Subsidiaries and information provided by the Company, the Company Subsidiaries or the Company Representatives) (it being agreed that this sentence shall survive termination of this Agreement).

(b)  Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Commitment Letters, and to satisfy the conditions to obtaining the Financing set forth therein, (ii) enter into definitive financing agreements with respect to the Financing as contemplated by the Debt Commitment Letters (collectively, the “Financing Agreements”), so that the Financing Agreements are in effect as promptly as practicable, and (iii) consummate the financings contemplated by the Financing Agreements at or prior to the Closing.  Parent shall keep the Company informed of the status of the financing process relating thereto.  If, notwithstanding the use of commercially reasonable efforts by Parent to satisfy its obligations under this Section 6.10, any of the Debt Commitment Letters or Financing Agreements expire, are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, Parent shall (i) immediately notify the Company of such expiration, termination or other unavailability and the reasons therefor and (ii) use its commercially reasonable efforts promptly to arrange for alternative financing to replace the financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement.  In such event, the term “Debt Commitment Letters” and similar terms shall refer to such replacement financing.  Parent agrees that the matters set forth on Section 6.10 of the Parent Disclosure Schedule shall not constitute conditions to Parent’s obligation to consummate the transactions contemplated hereby.

(c)  All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to paragraph (a) above shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.11.  Stock Exchange De-listing.  Parent and the Company shall use their reasonable best efforts to cause the Company Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Effective Time.

Section 6.12.  Transfer and Gains Taxes.  Parent and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer and Gains Taxes”), and shall cooperate in attempting to minimize the amount of Transfer and Gains Taxes.  Parent shall pay or cause to be paid all Transfer and Gains Taxes (other than such Transfer and Gains Taxes that are solely the responsibility of the holders of Company Common Shares or OP Units under applicable Law), without any deduction or withholding from any consideration or amounts payable to holders of Company Common Shares.

Section 6.13.  Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.14.  Marketing of Assets.  The parties hereto hereby agree and acknowledge that Parent and its Affiliates shall be permitted to market, solicit and cause the sale of one (1) or more of the Company Properties or other assets of the Company or any of the Company Subsidiaries between the date hereof and the Closing Date (the “Asset Sales”), with such Asset Sales to be consummated, at the election of Parent, immediately prior to (and conditioned upon the Mergers) or simultaneously with the Mergers; provided, that Parent shall cause any potential buyers in connection with such Asset Sales to enter into a confidentiality agreement reasonably acceptable to the Company and that in no event shall the Company or any Company Subsidiary be obligated to take any action that could reasonably be expected to cause the Company to fail to qualify as a REIT; provided, further, that any such marketing or solicitation shall be (i) reasonably acceptable to the Company, (ii) implemented in a manner that does not disrupt the operations of the Company or any Company Subsidiary and (iii) paid for at Parent’s sole cost and expense and that the sales price of any such Company Property being sold in an Asset Sale shall be at or above the then fair market value for such Company Property.  The Company agrees that subject to the foregoing, in the case of any Company Properties referenced as “Special Sales Properties” in Section 5.1(c) of the Company Disclosure Schedule, an Asset Sale so arranged by Parent may be consummated at the election of Parent prior to the Mergers if such Asset Sale would be for cash consideration at or above the applicable amount set forth on such Schedule and if such Asset Sale is otherwise on customary commercial terms.  Parent shall use its reasonable best efforts to keep the Company informed on a current basis as to Parent’s efforts to market one or more Company Properties and arrange for Asset Sales, including furnishing copies of any written inquiries, correspondence and draft documentation with respect thereto.  Parent shall provide the Company with at least twenty-four (24) hours’ prior written notice before any of Parent’s Representatives conducts marketing or solicitation activities at any of the Company Properties and, if the Company requests, Parent’s Representative(s) shall be accompanied by one or more Representatives of the Company while conducting marketing or solicitation activities at such Company Property.  The Company shall, and shall cause each of the Company Subsidiaries to, use commercially reasonable efforts to cooperate with Parent to effect such Asset Sales; provided, that the Company shall not have any obligation to incur any expense in so doing, unless Parent undertakes in writing to promptly reimburse all such expenses and provides reasonable assurance of performance.

Section 6.15.  Consents and Modifications.  The Company shall, and shall cause each Company Subsidiary to, fully cooperate with all reasonable requests by the Purchaser Parties in connection with obtaining all consents, approvals or amendments to, or other modifications of, any or all Indebtedness and Major Leases of the Company or any Company Subsidiary that the Purchaser Parties may deem (and the terms of which the Purchaser Parties may deem), in their sole discretion, advisable to obtain (the “Consents or Modifications”), including, but not limited to, providing access to tenants, sub-tenants, lenders, servicers, special servicers, rating agencies and their respective counsel and other advisers and other relevant parties (collectively, the “Company Major Agreement Parties”) with respect to any Indebtedness and Major Leases and executing all documents or agreements in connection with obtaining the Consents and Modifications (the “Modification Documents).  In addition to, and without limiting the generality of the foregoing, the Company (a) hereby grants consent, and shall cause each Company Subsidiary to grant consent, concurrently herewith, to the Purchaser Parties (and their respective agents and counsel) to, in coordination and consultation with the Company, to enter into discussions with the Company Major Agreements Parties for the purpose of obtaining the Consents or Modifications and the Modification Documents.  The Purchaser Parties agree that (i) except with the consent of the Company, no Consent or Modification or Modification Document will be effective prior to the Effective Time, (ii) the Purchaser Parties will pay all reasonable out-of-pocket costs and expenses incurred by the Company or any Company Subsidiary in connection with obtaining the Consents or Modifications (provided, however, with respect to Major Leases, the Purchaser Parties will only be required to pay the Company’s out-of-pocket costs and expenses paid to counterparties), and (iii) the Purchaser Parties shall keep the Company informed on a current basis to the extent reasonably practicable of all material contacts with the Company Major Agreements Parties and material developments with respect thereto.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.1.  Conditions to the Obligations of Each Party to Effect the Mergers.  The respective obligations of each party to effect the Mergers are subject to the satisfaction or waiver by consent of the other party, on or prior to the Closing Date, of each of the following conditions:

(a)  Approvals.  The Company Shareholder Approval, the Parent Shareholder Approval and the Required Limited Partners Approval shall have been obtained.

(b)  Regulatory Approvals.  All material approvals, authorizations and consents of any Governmental Entity required to consummate the Mergers shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated, except for any of the foregoing that individually or in the aggregate would not have or be reasonably expected to have a Company Material Adverse Effect.

(c)  No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction, statute, rule, regulation, decree, ruling, temporary restraining order or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of making the consummation of the Mergers illegal; provided, however, that prior to a party asserting the failure of this condition, such party shall have used its reasonable best efforts  to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(d)  Listing of Parent Common Stock.  The shares of Parent Common Stock to be issued to the holders of Company Common Stock and the holders of OP Units upon consummation of the Mergers shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e)  Effectiveness of Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.2.  Additional Conditions to Obligations of the Purchaser Parties.  The obligations of the Purchaser Parties to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by any of the Purchaser Parties on or prior to the Closing Date:

(a)  Representations and Warranties.  The representations and warranties of the Company set forth in (i) Section 3.3(a) shall be true and correct in all but de minimis respects (which for purposes of this Agreement shall mean an untruth, breach or violation of such representation with respect to the fully diluted share capital of the Company which would result in an increase of $3 million or less in the amount of additional Company Common Share Merger Consideration payable as a result of such untruth, breach or violation; (ii) Sections 3.2 (authorization, takeover law and effect of agreements), 3.3(b) – (h) (capitalization) (with respect to the Company and the Operating Partnership only), 3.16 (opinion of Financial Advisor), 3.17 (required approval) and 3.23 (Investment Company Act of 1940) shall be true and correct in all material respects; (iii) the last sentence of Section 3.9 (Absence of Certain Changes) shall be true and correct in all respects; and (iv) all other sections of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), except where the failure of any such representation and warranty to be so true and correct would not have, and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, in each case as of the date of this Agreement and as of Closing as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct only on and as of such earlier date).

(b)  Performance and Obligations of the Company and the Operating Partnership.  The Company and the Operating Partnership shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c)  Material Adverse Change.  Since the date of the Company Balance Sheet, except as set forth in (i) any Covered Company SEC Disclosure or (ii) in any Section of the Company Disclosure Schedule, there has not been a Company Material Adverse Effect.

(d)  Certificate.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(e)  Tax Opinion.  The Company shall have received a Tax opinion from Morgan, Lewis & Bockius LLP (or other counsel reasonably satisfactory to Parent), dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, opining that, (i) the Company has qualified to be taxed as a REIT under the Code commencing with the Company’s taxable year ended December 31, 2002, through its taxable year ending December 31, 2007, and (ii) the ownership and current and proposed method of operations of the Company as represented by the Company will enable the Company to qualify to be taxed as a REIT under the Code during its taxable year beginning January 1, 2008 through the Closing (determined without taking into account, or giving effect to, any transactions undertaken pursuant to Sections 2.8, 2.9 or 6.14 of this Agreement, and assuming that, until the later of the Closing and the end of the Company’s taxable year in which the Closing occurs, the Company’s ownership and current and proposed method of operations as represented by the Company will enable the Company to continue to satisfy the requirements for such qualification and taxation as a REIT under the Code).  In rendering the opinion, such counsel shall be entitled to make assumptions and  receive and rely on customary representations from the Company and the Company Subsidiaries.  Such opinion shall contain a Circular 230 legend.

Section 7.3.  Additional Conditions to Obligations of the Company and the Operating Partnership.  The obligation of the Company to effect the Mergers is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company on or prior to the Closing Date:

(a)  Representations and Warranties.  The representations and warranties of the Purchaser Parties set forth in (i) Sections 4.2 (authorization, validity and effect of agreements), and 4.3 (capitalization) (with respect to the Purchaser Parties only) shall be true and correct in all material respects; (ii) the last sentence of Section 4.8 (Absence of Certain Changes) shall be true and correct in all respects; and (iii) all other sections of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), except where the failure of any such representation or warranty to be so true and correct would not have, and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case, as of the date of this Agreement and as of Closing as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct only on and as of such earlier date).

(b)  Performance of Obligations of the Purchaser Parties.  The Purchaser Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c)  Material Adverse Change.  Since the date of the Parent Balance Sheet, except as set forth in (i) any Covered Parent SEC Disclosure or (ii) in any Section of the Parent Disclosure Schedule, there has not been a Parent Material Adverse Effect.

(d)  Certificate.  The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to the effect specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(e)  Tax Opinion.  Parent shall have received a Tax opinion from Clifford Chance US LLP (or other counsel reasonably satisfactory to the Company), dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, opining that, commencing with Parent’s taxable year ended December 31, 2004, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.  In rendering the opinion, such counsel shall be entitled to receive and rely on customary representations from the Parent and its Subsidiaries.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval:

(a)  by the mutual written consent of Parent and the Company duly authorized by their board of directors or board of trustees, respectively;

(b)  by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other:

(i)  if, upon a vote at a duly held meeting (after giving effect to any  adjournment or postponement thereof permitted hereby) to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(ii)  if, upon a vote at a duly held meeting (after giving effect to any  adjournment or postponement thereof permitted hereby) to obtain the Parent Shareholder Approval, the Parent Shareholder Approval is not obtained;

(iii)  if any Governmental Entity of competent jurisdiction shall have issued an injunction, order, decree, ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the consummation of the Mergers, and such injunction shall have become final and non-appealable; providedhowever, that the party terminating this Agreement pursuant to this Section 8.1(b)(iii) shall have used its reasonable best efforts to have such injunction, order, decree, ruling or action vacated; or

(iv)  if the consummation of the Mergers shall not have occurred on or before 11:59 pm, Eastern Time, on the later to occur of March 31, 2008 and if the Company Shareholder Approval has been obtained as of March 31, 2008, the tenth day after the date of the Company Shareholders’ Meeting (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any party whose material failure to comply with any provision of this Agreement has been the principal cause of, or resulted in, the failure of the Mergers to occur on or before the End Date.

(c)  by Parent, upon written notice from Parent to the Company, if the Company or Operating Partnership breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, or if any representation or warranty of the Company and the Operating Partnership shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or 7.2(b) is not capable of being satisfied by the End Date;

(d)  by the Company, upon written notice from the Company to Parent, if (i) any of the Purchaser Parties breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, or (ii) if any representation or warranty of the Purchaser Parties shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or 7.3(b) is not capable of being satisfied by the End Date;

(e)  by the Company, upon written notice from the Company to Parent, at any time prior to obtaining the Company Shareholder Approval in accordance with, and subject to the terms and conditions of, Section 6.5(d)(iii); provided that for the termination of this Agreement pursuant to this Section 8.1(e) to be effective, the Company shall have complied with its obligations under Section 6.5(d), the Company shall simultaneously pay the Break-Up Fee plus the Parent Expense Amount, required by Section 8.2(b) and enter into an Acquisition Agreement with respect to such Superior Proposal;

(f)  by Parent, prior to receipt of the Company Shareholder Approval, upon written notice from Parent to the Company, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company or the Company Board (or any committee thereof) shall (A) approve, adopt or recommend any Competing Proposal or (B) approve or recommend, or enter into, or allow the Company or any Company Subsidiary to enter into, a letter of intent, agreement in principle or definitive agreement (including any Acquisition Agreement) for a Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 6.5(b)), (iii) a tender offer or exchange offer relating to the Company Common Shares shall have been commenced by a Third Party and the Company Board shall not have recommended that the Company’s stockholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof (including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by the Company’s stockholders, which shall constitute a failure to recommend acceptance of such tender or exchange offer), (iv) the Company shall have intentionally, willfully and materially breached its obligation under Section 6.1(d) to call or hold the Company Shareholders’ Meeting, (v) the Company shall have intentionally, willfully and materially breached any of its obligations under any provision of Section 6.5(a), (vi) the Company shall have failed to include in the Proxy Statement distributed to stockholders the Company Recommendation or (vii) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose any of the foregoing; or

(g)  by the Company, prior to receipt of the Parent Shareholder Approval, upon written notice from the Company to Parent, if Parent shall have intentionally, willfully and materially breached its obligation under Section 6.1(d) to call or hold the Parent Shareholders’ Meeting.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the basis for such termination.  If more than one provision in this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 8.1 for any such termination.  Notwithstanding the foregoing, (i) Parent shall not be entitled to receive more than one Break-Up Fee (as defined below) or more than one payment in respect of the Parent Expense Amount (as defined below) and shall not be entitled to claim this Agreement was terminated pursuant to more than one provision of this Section 8.1 in determining the amount of payments it is entitled to under Section 8.2 and (ii) the Company shall not be entitled to receive more than one payment in respect of the Company Expense Amount and shall not be entitled to claim this Agreement was terminated pursuant to more than one provision of this Section 8.1 in determining the amount of payments it is entitled to under Section 8.2.

Section 8.2.  Effect of Termination; Termination Fees and Expenses.

(a)  Subject to Section 8.2(b) and Section 8.2(c), in the event of the termination of this Agreement pursuant to Section 8.1 and subject to the payment of any amounts required by Section 8.2(b) and Section 8.2(c), this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent or the Company and their respective directors, trustees, managers, officers, employees, partners or stockholders and all rights and obligations of any party hereto shall cease, except that the Confidentiality Agreement shall survive termination hereof and except for the agreements contained in Sections 2.8, 2,9 and  6.4, the last sentence of Section 6.7, Sections 6.10(a) and (c), Section 6.14, Section 6.15, this Section 8.2 and Article IX; provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful or intentional breach by such party of any of its covenants or other agreements contained in this Agreement (except that the payment of the Parent Expense Amount and the Break-Up Fee shall relieve the Company and the Operating Partnership of all liability for a breach of Section 6.1 and Section 6.5).

(b)  The Company and the Operating Partnership agree that if

(i)  this Agreement shall be terminated pursuant to Section 8.1(e) or 8.1(f), then the Company will pay (to the extent not previously paid by or at the direction of the Company) to Parent, or as directed by Parent, an amount equal to the Break-Up Fee plus the Parent Expense Amount unless previously paid; provided that, in either case, the applicable amount shall be paid promptly, but in no event later than two (2) Business Days after such termination in the case of termination pursuant to Section 8.1(f), or, in the case of termination pursuant to Section 8.1(e), simultaneously with such termination;

(ii)  (A) prior to the Company Shareholders’ Meeting, any Qualifying Competing Proposal or the bona fide intention of any Person to make a Qualifying Competing Proposal is publicly proposed or publicly disclosed and not withdrawn at or prior to the time of, the Company Shareholders’ Meeting, (B) this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(b)(iv) (and if in the case of a termination pursuant to Section 8.1(b)(iv) the Company Shareholder Approval had not been obtained at the time of termination of this Agreement and Parent did not breach its obligations under Section 6.1(a) in any material respect) and (C) concurrently with or within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates any Qualifying Competing Proposal, then the Company shall, promptly after consummating any such Qualifying Competing Proposal (but in no event later than five (5) Business Days following such consummation), pay to Parent the Break-Up Fee plus the Parent Expense Amount unless previously paid;

(iii)  this Agreement shall be terminated pursuant to Section 8.1(b)(i) or Section 8.1(c), and in the case of a termination pursuant to Section 8.1(c), such termination was a result of a failure of a representation and warranty to be true and correct when made as of the date hereof or as a result of a breach of a covenant contained in this Agreement (in each case subject to applicable materiality or Company Material Adverse Effect or similar qualifications set forth in Section 7.2(a) or (b)) then the Company shall pay to Parent, or as directed by Parent, promptly, but in no event later than two (2) Business Days after such termination, an amount equal to the Parent Expense Amount; or

(iv)  (A) prior to the Company Shareholders’ Meeting, any Qualifying Competing Proposal or the bona fide intention of any Person to make a Qualifying Competing Proposal is publicly proposed or publicly disclosed, and not withdrawn at or prior to the time of the Company Shareholders’ Meeting, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iv) (and the Company Shareholder Approval had not been obtained at the time of termination of this Agreement and Parent did not breach its obligations under Section 6.1(a) in any material respect), then the Company shall pay to Parent, or as directed by Parent, promptly, but in no event later than two (2) Business Days after such termination, an amount equal to the Parent Expense Amount.

For purposes of this Agreement, (I) the “Break-Up Fee” shall be an amount equal to $32.0 million in cash, (II) the “Parent Expense Amount” shall be $18.0 million and (III) the “Company Expense Amount” shall be $14.0 million.

(c)  Parent agrees (i) if this Agreement is terminated pursuant to Sections 8.1(b)(ii) or 8.1(g), then Parent shall, promptly after such termination (but in no event later than two (2) Business Days following such termination), pay to the Company the Company Expense Amount and (ii) if this Agreement shall be terminated pursuant to Section 8.1(d), and in the case of a termination pursuant to Section 8.1(d), such termination was a result of a failure of a representation and warranty to be true and correct when made as of the date hereof or as a result of a breach of a covenant contained in this Agreement (in each case subject to applicable materiality or Parent Material Adverse Effect or similar qualifications set forth in Section 7.3(a) or (b)) then Parent shall pay to the Company, or as directed by the Company, promptly, but in no event later than two (2) Business Days after such termination, an amount equal to the Company Expense Amount.

(d)  Notwithstanding anything to the contrary set forth in this Agreement, if the Company and the Operating Partnership (if applicable) fail to pay to Parent any amounts due under this Section 8.2, the Company shall reimburse the costs and expenses (including reasonable legal fees and expenses) in connection with any successful action, including the filing of any lawsuit or other legal action taken to collect payment and shall pay interest thereon at the Prime Rate plus 2% per annum accruing from the date such amount should have been paid until payment thereof.

(e)  Notwithstanding anything to the contrary set forth in this Agreement, if Parent fails to pay to the Company any amounts due under this Section 8.2, Parent shall reimburse the costs and expenses (including reasonable legal fees and expenses) in connection with any successful action, including the filing of any lawsuit or other legal action taken to collect payment and shall pay interest thereon at the Prime Rate plus 2% per annum accruing from the date such amount should have been paid until payment thereof.

(f)  The Company and the Operating Partnership acknowledge that the agreements contained in Section 8.2(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.  Parent acknowledges that the agreements contained in Section 8.2(c) are an integral part of this transaction contemplated by the Agreement, and that, without these agreements, the Company and the Operating Partnership would not enter into this Agreement.  Each of the parties hereto acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that the Break-Up Fee is not a penalty, but rather liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such amount is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 8.3.  Escrow of Break-Up Fee.

(a)  In the event that the Company and the Operating Partnership (if applicable) are obligated to pay the Break-Up Fee set forth in Section 8.2(b), the Company and the Operating Partnership (if applicable) shall pay to Parent from the amounts deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Break-Up Fee and (ii) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by Parent’s independent certified public accountants, plus (2) in the event Parent receives a letter from Parent’s counsel indicating that Parent has received either a ruling from the IRS or an opinion of outside counsel, in each case, described in Section 8.3(b), an amount equal to the Break-Up Fee less the amount payable under clause (1) above.  To secure the Company’s and the Operating Partnership’s (if applicable) obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Break-Up Fee with an escrow agent selected by the Company and on such terms (subject to Section 8.3(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent.  The payment or deposit into escrow of the Break-Up Fee pursuant to this Section 8.3(a) shall be made at the time the Company is obligated to pay Parent such amount pursuant to Section 8.2(b) of this Agreement by wire transfer of immediately available funds.

(b)  The escrow agreement shall provide that the Break-Up Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following:  (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Parent’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s general counsel indicating that Parent received a ruling from the IRS or an opinion of outside counsel, in either case, to the effect that the receipt by Parent of the Break-Up Fee (x) would constitute Qualifying Income, (y) would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, or (z) would not otherwise cause Parent to fail to qualify as a REIT, in which case the escrow agent shall release the remainder of the Break-Up Fee to Parent.  The escrow agreement shall provide that (i) any portion of the Break-Up Fee held in escrow for five years shall be released by the escrow agent to the Company and (ii) for federal income tax purposes, the Company shall be treated as the beneficial owner of all amounts held in escrow pursuant to the escrow agreement.

(c)           In the event that Parent is obligated to pay the Company Expense Amount set forth in Section 8.2, the provisions contained in Sections 8.3(a) and (b) shall apply, mutatis mutandis, by treating all references to “Parent” as references to “the Company,” treating all references to “the Company” as reference to “Parent” and treating all references to “Break-Up Fee” as references to “Company Expense Amount.”

Section 8.4.  Amendment.  This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after the Company Shareholder Approval, Parent Shareholder Approval and the Required Limited Partners Approval have been obtained and prior to the filing of the Maryland Articles of Merger with the SDAT and the Delaware Merger Certificate has been filed with the DSOS; provided, however, that after any such Company Shareholder Approval, Parent Shareholder Approval or Required Limited Partners Approval has been obtained, no amendment shall be made which by Law requires further approval by the Company Common Shareholders, the holders of the OP Units or Parent’s stockholders without obtaining such approval.

Section 8.5.  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) subject to the provisions of Section 8.4, waive compliance by the other parties with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.  The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1.  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)  if to the Purchaser Parties:

Gramercy Capital Corp.
420 Lexington Avenue
New York, NY
Attention:  Marc Holliday
Fax:  (212) 297-1090

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attn:       Karl A. Roessner, Esq.
Larry P. Medvinsky, Esq.
Fax:  (212) 878-8375

(b)  if to the Company and the Operating Partnership:

American Financial Realty Trust
610 Old York Road
Jenkintown PA 19046
Attention: Edward J. Matey Jr.
Fax:  (215) 572-1596

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Craig M. Wasserman, Esq.
              Stephanie J. Seligman, Esq.
Fax:  (212) 403-2000

and

Morgan Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:  James W. McKenzie, Jr., Esq.

Fax: (215) 963-5001

Section 9.2.  Certain Definitions.  For purposes of this Agreement, the term:

“Affiliate” of any person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System.

“Certificate” shall mean any certificate evidencing common shares of beneficial interest issued by the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Leases” means those leases that the Company and its Subsidiaries, taken as a whole, are party to as a landlord or lessor with respect to each of the Company Properties.

“Company Material Adverse Effect” means, with respect to the Company, any development, occurrence, effect, event or change that (i) has a material adverse effect on the business, operations, properties, financial condition or assets of the Company and the Company Subsidiaries, taken as a whole (provided, however, that Company Material Adverse Effect shall not be deemed to include any developments, occurrences, effects, events or changes to the extent resulting from (A) changes in general political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which the Company operates, except to the extent that such changes in general political, economic or business conditions have a materially disproportionate adverse effect on the Company relative to other similarly situated participants, (B) changes in general financial and capital market conditions, (C) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Entities, (D) changes, after the date hereof, in GAAP applicable to the business or industry in which the Company operates generally, (E) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby, or (F) matters expressly requested by Parent or consented to by Parent) or (ii) has a material adverse effect on the Company’s ability to timely consummate the Mergers or perform its obligations under this Agreement.

“Company Subsidiary” means the Subsidiaries of the Company listed on Section 3.1(b) of the Company Disclosure Schedule.

“Competing Proposal” shall mean any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or the Operating Partnership, (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of any class of voting securities of the Company, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of the Company or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

“Environment” means soil, sediment, surface waters, wetlands, groundwater, drinking water supplies, land, surface or subsurface strata, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life), and any other environmental medium or natural resource.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by or from any Person alleging liability of whatever kind of nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) the failure to comply with any Environmental Law.

“Environmental Laws” means all applicable federal, state, and local civil and criminal laws, principles of common law, statutes, regulations, rules, ordinances, codes, decrees, orders, judgments, and rulings concerning pollution or the protection of the Environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any contamination or remediation involving Hazardous Materials, or relating to drinking water supplies, sewer systems, hazardous building materials or conditions, or public or worker health and safety, existing as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a Member of an affiliated service group for purposes of Code Section 414(m).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.12096.

“Financing” means the financing that is required to consummate the transactions contemplated by this Agreement, including the Merger and the refinancing of any Indebtedness.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Hazardous Materials” means any compound, chemical, contaminant, pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified, or regulated under or pursuant to any Environmental Law, and any other material or substance which may pose a threat to the Environment or to human health and safety including, without limitation, asbestos, asbestos-containing materials, lead or lead-based paint, urea formaldehyde foam insulation, polychlorinated biphenyls, radon or other sources of radioactivity, mold, mildew or fungi, oil, waste oil, petroleum, and petroleum products.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness created or arising under any under conditional sale or other title retention agreements relating to property purchased or acquired by such Person, (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (h) all guarantees of such Person of any such Indebtedness of any other Person.

“IRS” means the United States Internal Revenue Service.

“Liens” means, with respect to any properties or assets, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, security interest, lien, Tax lien, assessment, adverse claim, levy, charge, liability or encumbrance in respect of such properties or assets.

“Material Contracts” shall mean the following written contracts or agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound: (i) any partnership, limited liability company or joint venture agreements with any third parties; (ii) other than with respect to Company Leases, those agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, by merger, purchase or sale of assets or stock, in each case relating to any Company Property (or material interest therein or portion thereof) or any other real property; (iii) loan or credit agreements, letters of credit, notes, bonds, debentures, mortgages, indentures, guarantees, or other agreements or instruments evidencing Indebtedness for borrowed money by the Company or any Company Subsidiary or any such agreement pursuant to which Indebtedness for borrowed money may be incurred, or evidencing security for any of the foregoing, in each case relating to Indebtedness in excess of $10,000,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business); (iv) agreements that purport to limit, curtail or restrict the ability of the Company or any Company Subsidiary to (A) engage in any line of business, (B) compete with any specifically identified Person, or (C) compete in any geographic area; (v) any other contracts or agreements filed or required to be filed as exhibits to the Company SEC Reports pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations; (vi) (A)  the top 50 Company Leases (measured by leasing revenue), (B) each Company Lease that accounts for 50% or more of the rentable square footage of any Company Property containing more than 40,000 square feet, (C) each Company Lease that is a “Master Lease” and each Company Lease or sub-lease related to such “Master Lease” in respect of the portfolios of Company Properties known as “BBD1”, “BBD2” and “WBBD” and (D) the Company Leases with Bank of America, N.A., in respect of the Company Properties that comprise the portfolio of Company Properties known as “DANA” (the Company Leases described in clauses (A), (B), (C) and (D) are referred to herein collectively as the “Major Leases”) (for the avoidance of doubt, the only Company Leases that are Material Contracts are the Major Leases); (vii) other than contracts for ordinary repair and maintenance, all agreements for the provision of services for, or the management, maintenance, replacement or repair of, all or portion of any Company Properties, which agreements (A) have a remaining term in excess of ninety (90) days or are not cancelable (without material penalty, cost or other liability) within ninety (90) days and (B) are reasonably likely to result in expenses to the Company in excess of $1,000,000 in any fiscal year, (viii) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto; and (ix) each other contract (including, without limitation, any brokerage agreements) entered into by the Company or any Company Subsidiary, which may result in total payments by or liability of the Company or any Company Subsidiary in excess of $10,000,000.

“NYSE” means the New York Stock Exchange.

“Other Payments” means, cash and other consideration, if any, payable pursuant to Section 2.8 and Section 2.9 hereof.

“Parent Material Adverse Effect” means, with respect to Parent, any development, occurrence, effect, event or change that (i) has a material adverse effect on the business, operations, properties, financial condition or assets of Parent and the Subsidiaries of Parent, taken as a whole (provided, however, that Parent Material Adverse Effect shall not be deemed to include any developments, occurrences, effects, events or changes to the extent resulting from (A) changes in general political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which Parent operates, except to the extent that such changes in general political, economic or business conditions have a materially disproportionate adverse effect on Parent relative to other similarly situated participants, (B) changes in general financial and capital market conditions, (C) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Entities, (D) changes, after the date hereof, in GAAP applicable to the business or industry in which Parent operates generally, (E) the announcement or performance of the transactions contemplated hereby or (F) matters expressly requested by the Company or consented to by the Company) or (ii) has a material adverse effect on the Purchaser Parties’ ability to timely consummate the Mergers, obtain the Financing or perform their respective obligations under this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Prime Rate” means the rate of interest announced as its prime lending rate by Bank of America, N.A., as in effect from time to time.

“Qualifying Competing Proposal” means a Competing Proposal, substituting for purposes of this definition 50% for the 20% threshold set forth in the definition of Competing Proposal.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, when used with reference to any party, any corporation, limited liability company, partnership, trust, joint venture or other legal entity, whether incorporated or unincorporated, of which: (a) such party or any other subsidiary of such party is a general partner, manager or similar controlling Person; (b) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, limited liability company, partnership, trust, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (c) at least 50% of the equity securities therein is, directly or indirectly, owned or controlled by such party or by one or more of its subsidiaries, or by such party and any one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Competing Proposal (on its most recently amended and modified terms, if amended and modified, and except that, for purposes of this definition, the references in the definition of “Competing Proposal” to “20%” shall be replaced by “50%”) made by a Third Party (which Competing Proposal was not solicited, initiated, encouraged or facilitated in violation of Section 6.5(a) of this Agreement) that the Company Board determines (after taking into account any amendments to this Agreement entered into or which Parent irrevocably covenants to enter into) in its good faith judgment (after receiving the advice of its independent financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is superior from a financial point of view to this Agreement and which the Company Board has determined in good faith (after receiving the advice of its independent financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated without undue delay (taking into account the financability of such proposal).

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including any amendments thereto.

“Taxes” shall mean any U.S. federal, state, local or foreign income, gross receipts, license, withholding, property, recording stamp, sales, use, franchise, employment, payroll, excise, environmental or other taxes, tariffs or similar governmental charges, together with penalties, interest or additions to tax.

Section 9.3.  Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“1031 Exchange”	Section 2.8
“Acquisition Agreement”	Section 6.5(d)
“Acquisition Sub”	Preamble
“Adverse Recommendation Change”	Section 6.5(d)
“Agreement”	Preamble
“Asset Sales”	Section 6.14
“Balance Sheet”	Section 3.7(b)
“Break-Up Fee”	Section 8.2(b)
“Bylaws”	Section 1.4
“Capital Budget”	Section 5.1(p)
“Cash Consideration”	Section 2.1(a)(iii)
“Claim”	Section 6.6(a)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Collective Bargaining Agreements	Section 3.14
“Company”	Preamble
“Company Board”	Recitals
“Company Common Share Merger Consideration”	Section 2.1(a)(iii)
“Company Common Shares”	Section 2.1(a)(ii)
“Company Major Agreements Parties”	Section 6.15
“Company Disclosure Schedule”	Preamble to Article III
“Company Expense Amount”	Section 8.2(b)
“Company Financial Advisors”	Section 3.15
“Company Intellectual Property Rights”	Section 3.22(b)
“Company Preferred Shares”	Section 3.3(a)
“Company Property”	Section 3.11(a)
“Company Properties”	Section 3.11(a)
“Company Recommendation”	Section 3.2(a)
“Company Representatives”	Section 6.5(a)
“Company Restricted Shares”	Section 3.3(a)
“Company SEC Reports”	Section 3.7(a)
“Company Share Options”	Section 2.5(a)
“Company Share Plans”	Section 2.5(a)
“Company Shareholder Approval”	Section 3.17(a)
“Company Shareholders’ Meeting”	Section 6.1(d)
“Confidentiality Agreement”	Section 6.5(b)
“Convertible Bonds”	Section 3.3(a)
“Counterproposal”	Section 6.5(d)
“Covered Company SEC Disclosure”	Preamble to Article III
“Covered Employee”	Section 6.9(a)
“Covered Parent SEC Disclosure”	Preamble to Article IV
“Debt Commitment Letters”	Section 4.14
“Consents or Modifications”	Section 6.15
“Declaration of Trust”	Section 3.1(c)
“Deeded Properties”	Section 2.9
“Delaware Merger Certificate”	Section 1.2(b)
“Designated Properties”	Section 2.8
“DRULPA”	Recitals
“DSOS”	Section 1.2(b)
“Effective Time”	Section 1.2(a)
“Employee Program”	Section 3.13(a)
“End Date”	Section 8.1(b)(iv)
“Environmental Permits”	Section 3.12(a)
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Financing Agreements”	Section 6.10(b)(ii)
“Form S-4”	Section 3.6
“General Partner”	Recitals
“Governmental Entity”	Section 3.6
“Indemnified Party”	Section 6.6(b)
“Intellectual Property”	Section 3.22(b)
“Laws”	Section 3.6
“Leased Properties”	Section 3.11(b)
“Leases”	Section 3.11(b)
“Lenders”	Section 4.14
“Major Leases”	Definition of “Material Contracts”
“Maryland Articles of Merger”	Section 1.2(a)
“Maryland Courts”	Section 9.11(b)
“Merger”	Recitals
“Merger Sub”	Preamble
“Mergers”	Recitals
“MGCL”	Recitals
“Modification Documents”	Section 6.15
“MRL”	Recitals
“NPL”	Section 3.12(b)
“OP Partnership Agreement”	Section 1.4
“OP Units”	Section 2.1(b)(ii)
“Operating Partnership”	Preamble
“Option Consideration”	Section 2.5(a)
“Other Filings”	Section 6.2
“Parent”	Preamble
“Parent Articles”	Section 4.1
“Parent Balance Sheet”	Section 4.6(b)
“Parent Board”	Recitals
“Parent Bylaws”	Section 4.1
“Parent Closing Price”	Section 2.2(j)
“Parent Common Stock”	Section 2.1(a)(iii)
“Parent Disclosure Schedule”	Preamble to Article IV
“Parent Expense Amount”	Section 8.2(b)
“Parent OP”	Preamble
“Parent OP Partnership Agreement”	Section 4.3
“Parent OP Units”	Section 4.3
“Parent Preferred Stock”	Section 4.3
“Parent SEC Reports”	Section 4.6(a)
“Parent Series A Preferred”	Section 4.3
“Parent Shareholder Approval”	Section 4.2
“Parent Shareholders’ Meeting	Section 6.1(d)
“Parent Stock Options”	Section 5.2(b)(ii)
“Parent Stock Plans”	Section 4.3
“Partnership Merger”	Recitals
“Partnership Merger Consideration”	Section 2.1(b)(ii)
“Partnership Merger Effective Time”	Section 1.2(b)
“Permitted Expenditures”	Section 5.1(p)
“Permitted Liens”	Section 3.11(c)
“Proxy Statement”	Section 3.6
“Purchaser Parties”	Preamble
“Qualifying Income”	Section 8.3(a)(ii)
“REIT”	Section 3.10(c)
“Representatives”	Section 6.7
“Required Limited Partners Approval”	Section 3.2(a)
“Restricted Share”	Section 2.5(b)
“SDAT”	Section 1.2(a)
“Securities Laws”	Section 3.7(a)
“Solvent”	Section 4.15
“SOX”	Section 3.7(a)
“Stock Acquisition”	Section 2.8
“Stock Consideration”	Section 2.1(a)(iii)
“Subsequent Determination”	Section 6.5(d)
“Surviving Company”	Section 1.1(a)
“Surviving Company Bylaws”	Section 1.4
“Surviving Company Declaration of Trust”	Section 1.4
“Surviving Partnership”	Section 1.1(b)
“Tax Protection Agreement”	Section 3.10
“Third Party”	Section 6.5(b)
“Third-Party Intellectual Property Rights”	Section 3.22(b)
“Transfer”	Section 2.9
“Transfer and Gains Taxes”	Section 6.12
“Unitholder Letter of Transmittal”	Section 2.2(d)(i)
“Units”	Section 2.5(c)
“Warrants”	Section 3.3(a)

Section 9.4.  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” regardless whether such words are included.

Section 9.5.  Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.5 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to the delivery of the Exchange Fund in full, each of which shall survive the Effective Time.

Section 9.6.  Remedies; Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement (including, without limitation, Section 6.1(d)) were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Maryland, in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, the Purchaser Parties agree that the Company shall have the right to cause the Purchaser Parties to enforce their rights under the Debt Commitment Letters and to require the Lenders to honor the terms of the Debt Commitment Letters.

Section 9.7.  Entire Agreement.  This Agreement, together with the Confidentiality Agreement, the Company Disclosure Schedule and Parent Disclosure Schedule, constitutes the entire agreement among the parties and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.8.  Assignment.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that each of the Purchaser Parties may delegate or assign (without any further consent of any parties) all or any of its rights and obligations hereunder to any of its Affiliates, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9.  Third Party Beneficiaries.  Except for (i) the provisions of Sections 2.8, 2.9, 6.6 and 6.10(a) hereof which shall inure to the benefit of the Persons benefiting therefrom, (ii) the provisions of Article II concerning payment of Company Common Share Merger Consideration, the Partnership Merger Consideration, the Other Payments and Option Consideration which shall inure to the benefit of the holders of Company Common Shares, OP Units and Company Share Options who are in each case expressly intended to be third-party beneficiaries thereof, and (iii) the right of the Company, on behalf of the holders of equity interests in the Company to pursue damages in the event of any of the Purchaser Parties’ breach of this Agreement, which right is hereby acknowledged and agreed by the Purchaser Parties, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.10.  Severability.  If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 9.11.  Choice of Law/Consent to Jurisdiction.

(a)  The Mergers shall be governed by, and construed in accordance with, the laws of the State of Maryland without regard to its rules of conflict of laws (except to the extent the laws of the State of Delaware are applicable to the Partnership Merger).  Except as provided in the immediately preceding sentence, all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

(b)  Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

Section 9.12.  Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 9.13.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.  Each party hereto (a) certifies that no representative, agent or attorney or any other has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.13.

Section 9.14.  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                    GRAMERCY CAPITAL CORP.

                    By: /s/ Marc Holliday___________________
                    Name:
                    Title:

                    GKK CAPITAL LP

                    By:  Gramercy Capital Corp., its generalpartner

                    By: /s/ Marc Holliday___________________
                    Name:
                    Title:

                    GKK STARS ACQUISITION LLC

                    By: GKK Capital LP, its sole member

                    By:  Gramercy Capital Corp., its generalpartner

                    By: /s/ Marc Holliday___________________
                    Name:
                    Title:

                    GKK STARS ACQUISITION CORP.

                    By: /s/ Marc Holliday___________________
                    Name:
                    Title:

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

                    GKK STARS ACQUISITION LP

                    By:  GKK Stars Acquisition LLC, its generalpartner

                    By:  GKK Capital LP, its sole member

                    By:  Gramercy Capital Corp., its generalpartner

                    By: /s/ Marc Holliday___________________
                    Name:
                    Title:

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

                    AMERICAN FINANCIAL REALTY TRUST

                    By:/s/ Glenn Blumenthal_______________
                    Name:
                    Title:

                    FIRST STATES GROUP, L.P.

                    By:  First States Group, LLC, its generalpartner

                    By: /s/ Glenn Blumenthal_______________
                    Name:
                            Title:

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]